Exhibit 10.15

NORWALK IMPROVEMENTS LLC,

Landlord

to

TN TECHNOLOGIES, INC.

Tenant

Lease

Dated as of April 21, 1998

TABLE OF CONTENTS

ARTICLE 1	1

PREMISES	1

1.01 Demise	1

1.02 Term	1

1.03 (a) Term Commencement Date	1

1.04 Failure to Deliver Possession	2

1.05 Use	2

1.06 No Representations by Landlord	3

ARTICLE 2	3

RENT	3

2.01 Rent	3

2.02 Base Rent	3

2.03 Operating Expense Payment	4

2.04 Taxes	9

2.05 Electric Charges	11

2.06 Manner of Payment	12

2.07 No Waiver of Additional Rent	12

ARTICLE 3	13

LANDLORD COVENANTS	13

3.01 Landlord Services	13

3.02 Cessation of Landlord’s Services	14

i

3.03 Repairs by Landlord	14

3.04 Compliance with Laws by Tenant	15

ARTICLE 4	16

LEASEHOLD IMPROVEMENTS; TENANT COVENANTS	16

4.01 Initial Improvements	16

4.02 Alterations	18

4.03 Tenant’s Property	20

4.04 Repairs by Tenant	20

4.05 Compliance with Laws by Tenant	20

4.06 Right to Perform Tenant Covenants	20

ARTICLE 5	21

ASSIGNMENT AND SUBLETTING	21

5.01 Assignment Etc.	21

5.02 Assignment by Landlord	24

5.03 Quiet Enjoyment	24

5.04 Limitation of Landlord’s Liability	24

ARTICLE 6	25

SUBORDINATION AND DEFAULT PROVISIONS	25

6.01 Subordination	25

6.02 Estoppel Certificate; Financial Information	26

6.03 Default	26

6.04 Re-entry by Landlord	27

6.05 Damages	27

6.06 Other Remedies	28

6.07 Right to Injunction	28

6.08 Certain Waivers by Tenant	28

6.09 No Waiver by Landlord	28

6.10 End of Term	29

6.11 Attorneys’ Fees	29

6.12 Indemnity	29

6.13 Subrogation Waiver	30

ARTICLE 7	30

RULES OF THE BUILDING; INSURANCE; CONDEMNATION	30

7.01 No Nuisance	30

7.02 Building Rules	30

7.03 Compliance with Insurance Standards	30

7.04 Casualty Insurance	30

7.05 Liability and Other Forms of Insurance	30

7.06 Condemnation	32

7.07 Casualty Clause	32

ARTICLE 8	33

MISCELLANEOUS PROVISIONS	33

8.01 Notice	33

8.02 Severability	33

8.03 Waiver of Trial by Jury	33

8.04 No Joint Venture	33

8.05 No Broker	33

8.06 Merger	34

8.07 Successors	34

8.08 Applicable Law	34

8.09 Reasonable Efforts	34

8.10 Business Days	34

8.11 Building Directory	34

8.12 Adjacent Excavation - Shoring	34

8.13 Binding Effect	34

8.14 Exhibits	34

8.15 Independent Covenants	34

8.16 Headings	35

8.17 Amendments	35

8.18 Authority	35

8.19 Partnership Tenant	35

8.20 Joint and Several Liability; Gender	35

8.21 Supersession of Prior Lease(s)	36

8.22 Interpretation	36

8.23 No Immunity: Consent to Jurisdiction	37

8.24 Arbitration	37

8.25 Parking	38

8.26 Roof; Antenna and Satellite Dish	38

8.27 Force Majeure	39

8.28 Tenant’s Self-Help Right	39

ARTICLE 9	40

ADDITIONAL SPACE OPTIONS	40

9.01 Additional Space Options	40

ARTICLE 10	42

RENEWAL OPTION	42

10.01 First Renewal Option	42

10.02 Second Renewal Option	45

ARTICLE 11	46

FIRST FLOOR SPACE	46

11.01 First Floor Space	46

v

EXHIBITS AND SCHEDULES

A - Floor Plan of Original Premises

A-1 Floor Plan of First Floor Space

B - Description of Land

C - Landlord’s Work

Schedules

C-1 Restrooms

C-2 Electric

C-3 Window Specifications

C-4 Parking Lot and Site Plan Lighting

C-5 Tower Specifications

D - Building Rules and Regulations

E - HVAC Specifications

F - Cleaning Specifications

G - Landscaping Plans

H - Roof Specifications

INDEX OF DEFINED TERMS

Definition	Where Defined

3 Rowan Street	Section 8.25

AAA	Section 2.03

additional rent	Section 2.06

Additional Space	Section 9.01

Additional Space Commencement Date	Section 9.01

Additional Space Contribution	Section 9.01

Additional Space Exercise Notice	Section 9.01

Additional Space Notice	Section 9.01

Additional Space Option	Section 9.01

Additional Space Term	Section 9.01

Alterations	Section 4.02

annual fair market fixed rent	Section 10.01

Annual Statement	Section 2.03

Base Rent	Section 2.02

Base Tax Year	Section 2.04

Base Year	Section 2.03

Broker	Section 8.05

Building	Section 1.01

business days	Section 8.10

change in control	Section 5.01

CB	Section 8.05

CB Agreement	Section 9.01

Completion Date	Section 1.03

Constructive Total Taking	Section 7.06

Environmental Insurance Policy	Section 3.04

Environmental Reports	Section 3.04

Environmental Requirements	Section 3.04

Estimated Payment	Section 2.03

Estimated Tax Payment	Section 2.04

Estimate Statement	Section 2.03

Expedited Arbitration	Section 8.28

Expense Arbiter	Section 2.03

First Floor Contribution	Section 11.01

First Floor Space	Section 11.01

First Floor Space Commencement Date	Section 11.01

First Renewal Option	Section 10.01

First Renewal Term	Section 10.01

Force Majeure	Section 8.27

GAAP	Section 2.03

Governmental Authority	Section 3.04

Guarantor	Section 6.03

Hazardous Material	Section 3.04

herein, hereof, hereby, hereunder	Section 8.22

HVAC Specifications	Section 3.01

include, including and such as	Section 8.22

in default hereunder	Section 8.22

Initial Improvements	Section 4.01

Initial Plans and Specifications	Section 4.01

Insurance Requirements	Section 4.01

Labor Costs	Section 2.03

Land	Section 1.01

Landlord	Introduction

Landlord’s Contribution	Section 4.01

Landlord’s Delay	Section 1.04

Landlord Services	Section 3.01

Landlord’s Initial Work	Section 1.03

Landlord’s obligation hereunder	Section 8.22

Landlord’s Work	Section 1.03

Lease Year	Section 2.03

Legal Requirements	Section 4.05

Maximum Contribution	Section 4.01

no liability to Tenant	Section 8.22

Non-Disturbance Agreement	Section 6.01

normal business hours	Exhibit D

obligations hereunder	Section 8.22

obligations of this Lease	Section 8.22

Operating Expense Payment	Section 2.03

Operating Expenses	Section 2.03

Original Premises	Section 10.01

Original Term	Section 10.01

Outside Date	Section 1.03

Partnership Tenant	Section 8.19

performance	Section 8.22

Plan Approval Date	Section 4.01

Premises	Section 1.01

prime rate	Section 2.06

Project Costs	Section 4.01

Real Property	Section 1.01

Recaptured Roof Space	Section 8.26

Records	Section 2.03

re-enter, re-entry and re-entering	Section 6.04

related party	Section 5.01

Rent	Section 2.01

Rent Commencement Date	Section 2.02

Second Renewal Option	Section 10.02

Second Renewal Term	Section 10.02

Self-Help Notice	Section 1.03

Self-Help Right	Section 1.03

Stipulated Rate	Section 2.06

x

Substitute Roof Space	Section 8.26

successor entity	Section 5.01

Superior Lease	Section 6.01

Superior Lessor	Section 6.01

Superior Mortgage	Section 6.01

Superior Mortgagee	Section 6.01

Taxes	Section 2.04

Tax Estimate	Section 2.04

Tax Statement	Section 2.04

Tax Year	Section 2.04

Tenant	Introduction, 8.20

Tenant’s Delay	Section 1.03

Tenant’s Percentage	Section 2.04

Tenant’s Property	Section 4.03

Tenant’s Statement	Section 2.03

Tenant’s Tax Payment	Section 2.04

Term	Section 1.02

Term Commencement Date	Section 1.03

Term Expiration Date	Section 1.02

Termination Date	Section 5.01

termination of the Term	Section 8.22

termination of this Lease	Section 8.22

the terms of this Article	Section 8.22

the terms of this Lease	Section 8.22

the terms of this Section	Section 8.22

UST’s	Section 3.04

without liability to Tenant	Section 8.22

LEASE, dated as of April 21, 1998, between NORWALK IMPROVEMENTS LLC, a New York limited liability company (“Landlord”), whose address is c/o DLC Management Corp., 580 White Plains Road, Tarrytown, New York 10591, and TN TECHNOLOGIES, INC., a Delaware corporation (“Tenant”), whose address is 400 Nyala Farms, Nyala Farm Road, Westport, Connecticut 06880.

W I T N E S S E T H:

Landlord and Tenant hereby covenant and agree as follows:

ARTICLE 1

PREMISES

1.01 Demise. Landlord hereby leases to Tenant, and Tenant hereby hires from Landlord, subject to the covenants and agreements contained in this Lease, the space (the “Premises”) consisting of the entire second (2nd), third (3rd) and fourth (4th) (also known as the “Penthouse”)) floors, substantially as shown on the plans annexed hereto as Exhibit A, in the building known as 230 East Avenue, Norwalk, Connecticut (the “Building”) on the land (the “Land”) more particularly described on Exhibit B annexed hereto. The term “Real Property” shall mean the Land and the Building and, upon Landlord’s acquisition of legal title thereto, 3 Rowan Street (as hereinafter defined). Landlord represents to Tenant that Landlord owns fee simple title to the Real Property on the date hereof.

1.02 Term. The term of this Lease (the “Term”) shall commence on the Term Commencement Date (as defined in Section 1.03(a) hereof) and shall end, unless sooner terminated or extended as herein provided, on the day immediately preceding the tenth (10th) anniversary of the Rent Commencement Date (as hereinafter defined) (the “Term Expiration Date”).

1.03 Term Commencement Date. (a) The term “Term Commencement Date” shall mean the date upon which (x) the Completion Date (as hereinafter defined) shall have occurred with respect to all of the items of Landlord’s Initial Work (as hereinafter defined) other than item 3(b) of Landlord’s Work (the “Initial AC Work”) and (y) Landlord shall have notified Tenant that Landlord has obtained the necessary approvals from the City of Norwalk for the use of the Premises for the purposes set forth in Section 1.05 hereof. Landlord shall use commercially reasonable efforts to cause the Term Commencement Date to occur on or before the ninetieth (90th) day after the date of this Lease. If (i) the Completion Date shall fail to have occurred on or before the applicable Outside Date (as hereinafter defined), subject to the extension for the period that such occurrence is prevented due to a Tenant’s Delay or Force Majeure event (as hereinafter defined) and (ii) Tenant shall have given Landlord written notice (the “Self-Help Notice”) of such failure within thirty (30) days after the Outside Date clearly stating “NOTICE OF FAILURE TO COMPLETE LANDLORD’S INITIAL WORK; LANDLORD’S FAILURE TO COMPLETE LANDLORD’S INITIAL WORK FOR MORE THAN THIRTY (30) ADDITIONAL DAYS SHALL ENTITLE TENANT TO EXERCISE ITS SELF-HELP RIGHT TO COMPLETE LANDLORD’S INITIAL WORK” or language to substantially similar effect and (iii) the Completion Date fails to occur within 30 days after Tenant gives the Self-Help Notice, then Tenant shall have the right (the “Self-Help Right”) to cure such failure by completing such uncompleted item(s) of Landlord’s Initial Work in the manner Landlord is required to perform the same and to recover its reasonable out-of-pocket costs actually paid to third parties to cause the Completion Date to occur by offsetting such costs against the first installments of Base Rent (as hereinafter defined) accruing hereunder; provided however, that Tenant shall provide Landlord with paid receipts and invoices and partial lien waivers for all such work performed by Tenant and a bill therefor and shall give Landlord at least thirty (30) days to pay Tenant such bill prior to Tenant exercising any such right of offset against Base Rent. In the event that Landlord asserts that the Completion Date has not occurred on or before the Outside Date by reason of a Force Majeure event, then Landlord shall (x) within three (3) business days thereafter, provide Tenant with a reasonably detailed explanation of why Tenant’s exercise of the Self-Help Right would not expedite the occurrence of the Completion Date and (y) diligently and continuously attempt to cause the Completion Date to occur as soon thereafter as reasonably practicable.

(b) The term “Completion Date” shall mean the date upon which Landlord notifies Tenant that Landlord’s Initial Work (as hereinafter defined) is completed in accordance with applicable Legal Requirements. The items of work set forth on Exhibit C annexed hereto shall be referred to herein as “Landlord’s Work”, and items 3, 4, 6(a), 7, 10, and 11(a) of Landlord’s Work shall be referred to herein as “Landlord’s Initial Work”. Landlord shall use all commercially reasonable efforts (i) to cause the Completion Date to occur on or before the applicable Outside Date, and its failure to do so shall constitute a Landlord’s Delay for purposes of Section 1.04 hereof, (ii) to complete the items of Landlord’s Work other than Landlord’s Initial Work on or before the two hundred tenth (210th) day after the date hereof, subject to extension for the period that such occurrence is prevented due to a Tenant’s Delay or Force Majeure event and (iii) to provide Tenant with at least fifteen (15) days advance notice of the Completion Date. If Landlord is delayed in completing Landlord’s Initial Work due to a Tenant’s Delay, then the Completion Date shall be deemed to be the date it would have occurred but for Tenant’s Delay, as determined by Landlord in its reasonable judgment. The term “Outside Date” shall mean (x) the 90th day after the date of this Lease with respect to all of the items of Landlord’s Initial Work other than the Initial AC Work and (y) the 120th day after the date of this Lease with respect to the Initial AC Work.

(c) The term “Tenant’s Delay” shall mean an actual delay that Landlord encounters in the performance of Landlord’s Work by reason of the act or omission of Tenant, including, without limitation, the following:

(i) any change in the Initial Plans and Specifications (as hereinafter defined) requested by Tenant that in fact causes a delay;

(ii) the performance of any work in the Premises by any agent or contractor employed by or on behalf of Tenant that causes a delay, or any failure to complete or delay in completion of such work;

(iii) any other act or omission of Tenant in violation of the Lease that causes a delay, including, without limitation, Tenant’s failure timely to submit any plans or specifications or revisions thereof.

1.04 Failure to Deliver Possession. If Landlord is unable to deliver possession of the Premises on the applicable Completion Date for any reason whatsoever, including, without limitation, that Landlord’s Initial Work has not been sufficiently completed to make the Premises ready for Tenant’s possession thereof pursuant to Section 1.03 hereof, a certificate of occupancy has not been procured or for any other reason (each, a “Landlord’s Delay”), then the validity of this Lease shall not be impaired under such circumstances. The Rent payable under Article 2 shall be fully abated if a Tenant’s Delay is not the cause, directly or indirectly, of such inability to deliver possession by the period of such inability beyond the Completion Date (other than with respect to the Initial AC Work). If permission is given to Tenant to enter into possession of the Premises or to occupy premises other than the Premises prior to the date specified as the Term Commencement Date, Tenant covenants and agrees that such occupancy shall be deemed to be under all the terms, covenants, conditions and provisions of this Lease.

1.05 Use. (a) The Premises shall be used and occupied solely by Tenant as general and executive offices and for no other purpose.

(b) Tenant shall not use, suffer or permit the Premises or any part thereof to be used in any manner, or anything to be done therein, or suffer or permit anything to be brought into or kept therein, which would in any way (i) violate any of the provisions of any Superior Lease or Superior Mortgage (as such terms are defined in Section 6.01 hereof) of which Tenant has notice or any Legal Requirements (as defined in Section 4.06 hereof) in any material respect, (ii) make void or voidable any fire or liability insurance policy then in force with respect to any portion of the Real Property, (iii) make unobtainable from reputable insurance companies authorized to do business in Connecticut any fire insurance with extended coverage, or liability, elevator, boiler, machinery or other insurance required to be furnished by Landlord under the terms of any Superior Lease or Superior Mortgage at standard rates, (iv) cause physical damage to the Building or any part thereof, (v) constitute a public or private nuisance, (vi) impair the appearance, character or reputation of the Building, (vii) discharge objectionable fumes, vapors or odors into the Building air conditioning system or into the Building flues or vents not designed to receive them or otherwise in such manner as may cause a nuisance to other tenants or occupants, (viii) impair or interfere with beyond a de minimis extent any of the Building services or the proper and economic heating, cleaning, air conditioning or other servicing of the Building or the Premises beyond a de minimis extent or impair or interfere with the use of any of the other areas of the Building by, or annoy Landlord or any of the other tenants or occupants of the Building, (ix) increase the pedestrian traffic in and out of the Premises or the Building above an ordinary level for businesses of Tenant’s type, or (x) exceed the maximum floor loads of the Premises or the Building. Violation of this Section 1.05(b) shall be deemed a material default under this Lease.

1.06 No Representations by Landlord. Tenant hereby acknowledges that, except as expressly set forth in this Lease, including all Exhibits attached, as set or referred to herein, neither Landlord nor Landlord’s agents have made any representations or promises with respect to the physical condition of the Building, the Land or the Premises, or any other matter or thing affecting or related to the Premises. No rights, easements or licenses are acquired by Tenant by implication or otherwise except as expressly set forth in this Lease. Tenant has inspected the Building and the Premises and agrees to take the same “as is” on the date of this Lease, except for Landlord’s obligation to perform Landlord’s Work, and acknowledges that the taking of possession of the Premises by Tenant shall be conclusive evidence that the Premises and the Building systems serving the Premises were in good and satisfactory condition at the time Tenant took possession thereof, except for those items of Landlord’s Work to be performed after such taking of possession.

ARTICLE 2

RENT

2.01 Rent. The “Rent” shall be the sum of (a) the Base Rent (as defined in Section 2.02) plus (b) the Operating Expense Payment (as defined in Section 2.03) plus (c) the Tenant’s Tax Payment (as defined in Section 2.04 hereof).

2.02 Base Rent. (a) Tenant shall pay base rent (the “Base Rent”) to Landlord (i) at the rate of $1,086,000.00 per year for the period from the date (the “Rent Commencement Date”) that is the later of (A) the one hundred fifty-first (151st) calendar day after the Completion Date applicable to all of the items of Landlord’s Initial Work other than the Initial AC Work or (B) November 1, 1998, to and including the day immediately preceding the fifth (5th) anniversary of the Rent Commencement Date in equal monthly installments of $90,500.00 and (ii) at the rate of $1,248,900.00 per year for the period from the fifth (5th) anniversary of the Rent Commencement Date to and including the Term Expiration Date in equal monthly installments of $104,075.00. The Base Rent provided in this Section 2.02 shall be subject to adjustment as set forth in Section 11.01(a)(ii)(B) hereof.

(b) Base Rent shall be payable by Tenant in advance on the Rent Commencement Date and on the first day of each calendar month thereafter (appropriately prorated in the case of the first installment if the Rent Commencement Date is not the first day of a calendar month or the last installment if the Term Expiration Date is not the last day of a calendar month); except that, upon the execution of this Lease, Tenant shall pay to Landlord $90,500.00 on account of the first installment of Base Rent becoming due hereunder.

(c) If any of the Base Rent or additional rent (as defined in Section 2.06 hereof) payable under this Lease shall be or become uncollectible, reduced or required to be refunded because of any Legal Requirement, Tenant shall enter into such agreements and take such other steps (without additional expense to Tenant) as Landlord may reasonably request and as may be legally permissible to permit Landlord to collect the maximum rents which from time to time during the continuance of such legal rent restriction may be legally permissible (and not in excess of the amounts reserved therefor under this Lease). Upon the termination of such legal rent restriction, (i) the Base Rent and additional rent shall become and thereafter be payable in accordance with the amounts reserved herein for the periods following such termination and (ii) Tenant shall pay to Landlord, to the maximum extent legally permissible, an amount equal to (A) the Base Rent and additional rent which would have been paid pursuant to this Lease but for such legal rent restriction, less (B) the rents and payments in lieu of rents paid by Tenant during the period such legal restriction was in effect.

(d) Provided that Tenant is not then in default of this Lease beyond the expiration of all applicable grace and cure periods, Tenant shall be entitled to receive a credit against Base Rent accruing hereunder in the sum of $106,903.12 to be applied against the first installments of Base Rent accruing hereunder.

2.03 Operating Expense Payment. (a) For each Lease Year (hereinafter defined) during the Term, Tenant shall pay as additional rent an amount equal to the Operating Expense Payment (hereinafter defined).

(b) Operating Expense Definitions:

(i) The term “Lease Year” shall mean each twelve (12) month period following the Base Year (hereinafter defined).

(ii) The term “Operating Expenses” shall mean all costs and expenses actually paid or incurred by the Landlord or on Landlord’s behalf in respect of the repair, maintenance or operation of the Land or the Building or the curbs, sidewalks, plazas and other appurtenances adjoining the same, including, without limitation, the costs and expenses which belong within any one or more of the following categories:

(A) salaries, wages, medical, surgical, insurance (including group life and disability), union and general welfare benefits and pension payments of employees engaged in the repair, operation or maintenance of the Land or the Building;

(B) payroll taxes, workers’ compensation, uniforms and related expenses for employees;

(C) the cost of painting and the cost of interior and exterior landscape maintenance, exclusive of any portion thereof included in Landlord’s Work;

(D) premiums and other charges for rent, casualty, boiler, sprinkler, plate-glass, liability, fidelity and any other insurance Landlord maintains or is required to maintain with regard to the Land or the Building or the maintenance or operation thereof;

(E) the cost of all supplies (including, without limitation, cleaning supplies), hand tools and other materials used in the repair, maintenance or operation of the Building, and sales and other taxes thereon;

(F) the depreciation for, or the rental cost or value (including all applicable sales taxes) of all movable equipment used in the repair, maintenance or operation of the Building;

(G) the cost to purchase or lease and install any Building security or other system used in connection with life or property protection installed after the Base Year (including the cost of, or the cost of value of the rental of, all machinery, electronic systems and other equipment comprising any part thereof), as well as the cost of the operation and repair of any such system in the operation during the Base Year;

(H) the cost of all charges for window and other cleaning, janitorial and security services;

(I) intentionally omitted;

(J) the cost of repairs and the cost of replacements made in connection with repairs of cables, fans, pumps, boilers, cooling equipment, wiring and electrical fixture and metering, control and distribution equipment, component parts of the HVAC, electrical, plumbing, elevator and any life or property protection systems (including, without limitation, sprinkler systems), window washing equipment and snow removal equipment;

(K) intentionally omitted;

(L) intentionally omitted;

(M) the costs for alterations and improvements to the Building made after the Base Year by reason of the laws and requirements of any public authorities or the requirements of insurance bodies or Landlord’s insurer; provided, however, that to the extent such costs are capitalized under generally accepted accounting principles (“GAAP”), such costs shall be amortized over the useful life thereof under GAAP;

(N) management fees not in excess of the then prevailing rates for management fees of first-class office buildings in Fairfield County;

(O) the cost of improvements, equipment or machinery installed for the purpose of reducing energy consumption or reducing other Operating Expenses; provided, however, that to the extent such costs are capitalized under generally accepted accounting principles, such costs shall be amortized over the useful life of such improvements as determined under GAAP, provided, however, that the amount to be included in Operating Expenses in any year shall not exceed the savings in Operating Expenses in such year occasioned by the installation of such improvements.

(P) legal, accounting and other professional fees incurred in connection with the operation, maintenance, or management of the Land or the Building;

(Q) fees, dues and other similar payments made by Landlord to real estate-related organizations in Fairfield County and only to the extent the same directly benefit the Real Property;

(R) water use and sewer use charges; and

(S) notwithstanding anything to the contrary contained in this Lease, the following items are to be excluded from Operating Expenses: (1) Labor Costs (as hereinafter defined) in respect of officers and executives of Landlord above the grade of Building manager, unless for work actually performed in or about the Building, and then only at compensation commensurate with that which would have been paid to a third person; (2) legal and other professional fees, leasing commissions advertising expenses, and other costs incurred in leasing or attempting to lease any portion of the Building; (3) any insurance premiums to the extent that Landlord is specifically reimbursed therefor by Tenant pursuant to this Lease (other than pursuant to this Paragraph) or by any other tenant or other occupant of the Building pursuant to its lease (other than pursuant to an operating expenses escalation clause contained herein); (4) the cost of any items actually paid by the insurance Landlord is obligated to maintain or for which Landlord is entitled to be compensated, including reimbursement by any tenant; (5) the cost of any alterations, additions, changes, replacements, improvements and repairs and other items which are made in order to prepare space for occupancy by a new tenant and any supervisory fee charged to such tenant by Landlord in connection therewith; (6) the cost of electricity furnished to the Premises or any other space in the Building leased to tenants and for which tenants are responsible in accordance with the terms of their leases; (7) all Taxes; (8) refinancing costs; (9) (i) ground rents and mortgage debt service, (ii) reserves for anticipated future expenses, bad debt loss, or rent loss, (iii) interest and penalties incurred as a result of Landlord’s delinquent payment of any obligation of Landlord, (iv) costs associated with the operation of the business of the entity which constitutes Landlord, which costs are not directly related to the operation, management, maintenance and repair of the Building including, by way of example, and without limitation, the formation of the entity, internal accounting and legal matters, preparation of tax returns and financial statements, costs and legal fees incurred in enforcing leases against tenants, including Tenant, costs of selling, syndicating, financing, mortgaging or hypothecating any of Landlord’s interest in the Building, and the costs of any disputes between Landlord and its employees, (v) expenditures for capital improvements, except (A) those which under generally applied real estate practice are expensed or (B) as provided in Section 2.03(b)(ii)(M) and Section 2.03(b)(ii)(O) hereof (as hereinafter defined), (vi) costs of removing or otherwise remediating any Hazardous Materials (as hereinafter defined) and of complying with Environmental Requirements (as hereinafter defined) in effect as of the Commencement Date; (vii) penalties imposed as a result of Landlord’s failure to comply with applicable Legal Requirements unless Landlord is contesting the validity or applicability thereof in good faith, (viii) franchise or income taxes imposed on Landlord, and (ix) costs related to expanding the Building; and (10) (i) costs of the original construction (as distinguished from operation and maintenance) of the Building or any expansion thereof, and (ii) costs of correcting defects; in the design or construction of the Building and the costs of repairing damage caused as a result of such defects. The term “Labor Costs” shall mean all expenses incurred by Landlord or on Landlord’s behalf which shall be related to employment of personnel, including without limitation amounts incurred for wages, salaries and other compensation for services, payroll, social security, unemployment and other similar taxes, workers’ compensation insurance, liability benefits, pensions, hospitalization, retirement plans and insurance (including without limitation, group life and disability), uniforms and working clothes and the cleaning thereof, and expenses imposed on or on behalf of Landlord pursuant to any collective bargaining agreement relating to such employees. With respect to employees who are not employed on a full-time basis with respect to the Building, a pro rata portion of expenses allocable to the time any such employee is employed with respect to the Building shall be included in Labor Costs.

(iii) The term “Operating Expense Payment” shall mean Tenant’s Percentage (as hereinafter defined) of the amount by which the Operating Expenses for a Lease Year exceeded the Operating Expenses for the Base Year.

(iv) The term “Base Year” shall mean, with respect to the Operating Expense payment for the calendar year 1999.

(c) Intentionally omitted.

(d) If during any Base Year or any Lease Year (i) any rentable space in the Building shall be vacant or unoccupied, or (ii) the tenant or occupant of any space in the Building undertook to perform work or services therein in lieu of having Landlord perform the same and the cost thereof would have been included in Operating Expense, then, in either of such events, at Landlord’s option, the Operating Expenses for the Base Year or such Lease Year, as applicable, shall be adjusted to reflect the Operating Expenses that would have been incurred if such space had been occupied for the entire Base Year or Lease Year, as applicable, or if Landlord had performed such work or services, as the case may be.

(e) Within the first 90 days of each Lease Year, Landlord may furnish to Tenant a written statement (an “Estimate Statement”) setting forth Landlord’s estimate of the Operating Expense Payment for such Lease Year (the “Estimated Payment”). Tenant shall pay to Landlord on the first day of each month during each Lease Year an amount equal to one-twelfth (1/12th) of the Estimated Payment up to a maximum of 105% of the greater of (1) the Estimated Payment shown on the Estimate Statement for the immediately preceding Lease Year or (2) the Operating Expense Payment for the immediately preceding Lease Year; provided, however, that such 105% limitation shall not apply to any item included in Operating Expenses for which Landlord provides Tenant, together with an Estimate Statement, with a reasonably detailed explanation (for example, an accepted estimate for particular contract services) of why Landlord anticipates that the cost of such item is likely to increase by more than 5% over its cost for the immediately preceding Lease Year. If Landlord furnishes an Estimate Statement for a Lease Year subsequent to the commencement thereof, then (i) until the first day of the month following the month in which the Estimate Statement is furnished to Tenant, Tenant shall continue to pay to Landlord on the first day of each month an amount equal to the monthly sum payable by Tenant to Landlord with respect to the next previous Lease Year; (ii) promptly after the Estimate Statement is furnished to Tenant, Landlord shall give notice to Tenant stating whether the amount previously paid by Tenant to Landlord for the current Lease Year was greater or less than the installments of the Estimated Payment to be paid for the current Lease Year, and (a) if there shall be a deficiency, Tenant shall pay the amount thereof within thirty (30) days after demand therefor, or (b) if there shall have been an overpayment, Landlord shall credit the amount thereof against the next monthly installments of the Base Rent payable under this Lease; and (iii) on the first day of the month following the month in which the Estimate Statement is furnished to Tenant, and monthly thereafter throughout the remainder of the Lease Year, Tenant shall pay to Landlord an amount equal to one-twelfth (1/12th) of the Estimated Payment shown on the Estimate Statement. Landlord may, from time to time during each Lease Year, furnish to Tenant a revised Estimate Statement; if a revised Estimate Statement is furnished to Tenant, the Estimated Payment for such Lease Year shall be adjusted in the same manner as provided in the preceding sentence.

(f) Within 90 days after the expiration of each Lease Year, Landlord shall furnish to Tenant an annual statement (the “Annual Statement”) for such Lease Year with reasonably detailed documentation for the amounts shown thereon. If the Annual Statement shows that the Estimated Payment (or other payments) for such Lease Year exceeded the Operating Expense Payment which should have been paid for such Lease Year, Landlord shall credit the amount of such excess against the next monthly installments of Base Rent payable under this Lease (or promptly refund such amount if this Lease has terminated); if the Annual Statement for such Lease Year shows that the Estimated Payment for such Lease Year was less than the Operating Expense Payment (or other payments) which should have been paid for such

Lease Year, Tenant shall pay the amount of such deficiency within ten (10) days after receipt of the Annual Statement.

(g) Each Annual Statement shall be conclusive and binding upon Tenant unless, within ninety (90) days after receipt thereof, Tenant shall notify Landlord that it disputes the correctness of the Annual Statement, specifying the particular respects in which the Annual Statement is claimed to be incorrect. If such notice is sent, Tenant shall pay to Landlord the amount shown to be due to Landlord on the disputed Annual Statement, pending the resolution of any dispute relating thereto. The parties agree that, due to the confidential nature of Landlord’s books and records, either party may refer the decision of the issue raised to a reputable independent nationally recognized firm of certified public accountants selected by Landlord and Tenant and the decision of such accountants shall be conclusive and binding upon the parties. The fees and expenses involved in such decision shall be borne by the unsuccessful party (and if both parties are partially unsuccessful, the accountants shall apportion the fees and expenses between the parties based on the degree of success of each party).

(h) (i) Tenant may, at its sole cost and expense and upon reasonable written notice given within thirty (30) days after the giving of such notice, elect to have a reputable independent nationally recognized firm of certified pubic accountants jointly selected by Tenant and Landlord, examine Landlord’s books and records (collectively, the “Records”) as are relevant to the Lease Year in question.

(ii) In the event that Tenant, after having reasonable opportunity to examine the Records, shall disagree with the Landlord’s Statement, then Tenant may send a written notice (“Tenant’s Statement”) to Landlord of such disagreement, specifying in reasonable detail the basis for Tenant’s disagreement, the amount of the additional rent that Tenant claims was due for the applicable operating year and the amount of any refund claimed to be due Tenant. Landlord and Tenant shall attempt to adjust such disagreement. If they are unable to do so within thirty (30) days of receipt by Landlord of Tenant’s Statement, Landlord and Tenant shall designate a reputable independent nationally recognized firm of certified public accountants not regularly engaged by either (the “Expense Arbiter”) whose determination made in accordance with this Section 2.03(h) shall be binding upon the parties. The fees and expenses of the Expense Arbiter shall be paid equally by the parties. The Expense Arbiter shall hold a hearing within thirty (30) days after selection at which representatives of Landlord and Tenant shall have an opportunity to present their respective positions and evidence. Landlord shall credit any excess payments made by Tenant against the next monthly installment of Base Rent and additional rent due hereunder, which credit may include interest on such overpayment at the prime rate (as hereinafter defined). In the event that Landlord and Tenant shall be unable to agree upon the designation of the Expense Arbiter within thirty (30) days after receipt of notice from the other party requesting agreement as to the designation of the Expense Arbiter, which notice shall contain the names and addresses of two (2) or more certified public accountants who are acceptable to the party sending such notice (any of whom, if acceptable to the party receiving such notice as evidenced by notice given by the receiving party to the other party within such thirty (30) day period, shall be the agreed upon Expense Arbiter), then either party shall have the right to request the American Arbitration Association (“AAA”) (or any successor thereto) to designate as the Expense Arbiter a certified public accountant whose determination made in accordance with this Section 2.03(h) shall be conclusive and binding upon the parties. Landlord and Tenant hereby agree that any determination made by an Expense Arbiter designated pursuant to this Section 2.03(h)shall not exceed the amount(s) as determined to be due in the first instance by the Landlord’s Statement and that any determination which does not comply with the foregoing shall be null and void and not binding on the parties. In rendering such determination, the Expense Arbiter shall not add to, subtract from or otherwise modify any of the provisions of this Lease, including the provisions of the immediately preceding sentence.

2.04 Taxes. (a) The following terms shall have the following meanings:

(i) The term “Tenant’s Percentage” shall mean Forty-five and five-tenths percent (45.5%).

(ii) The term “Tax Statement” shall mean a computation of additional rent due pursuant to the provisions of this Section 2.04 furnished by Landlord to Tenant.

(iii) The term “Base Tax Year” shall mean the Tax Year commencing July 1, 1998, and ending June 30, 1999.

(iv) The term “Taxes” shall mean (A) all real estate taxes, assessments (special or otherwise), rates and charges of a similar or dissimilar nature, whether general, special, ordinary, extraordinary, foreseen or unforeseen, which may be assessed, levied or imposed upon all or any part of the Real Property, whether or not the same constitute one or more tax lots, and whether levied by the City of Norwalk or any other taxing authority, and (B) any expenses, including attorneys’ fees and disbursements and experts’ and other witnesses’ fees, incurred by Landlord in contesting any of the foregoing or the assessed valuation of all or any part of the Real Property; but “Taxes” shall not include (1) any net income, franchise, “value added”, inheritance or estate tax imposed upon Landlord, the Premises or the Real Property, except to the extent provided in the last sentence of this Section 2.04 (a) (iv) or (2) any interest or penalties incurred by Landlord as a result of Landlord’s late payment of Taxes, except for interest payable in connection with the installment payments of assessments pursuant to the next sentence. If by law, any assessment may be divided and paid in annual installments, then, provided the same is not prohibited under the terms of any Superior Lease or Superior Mortgage, for purposes of this Section, (x) such assessment shall be deemed to have been so divided and to be payable in the maximum number of annual installments permitted by law and (y) there shall be deemed included in Taxes for each Tax Year the annual installment of such assessment becoming payable during such Tax Year, together with interest payable during such Tax Year on such annual installment and on all installments thereafter becoming due as provided by law, all as if such assessment had been so divided. If the methods of taxation prevailing on the date hereof shall subsequently be altered so that in lieu of or as an addition to or substitute for the whole or any part of the taxes, assessments, rents, rates, charges, levies or imposition now assessed, levied or imposed upon all or any part of the Real Property, there shall be assessed, levied or imposed (a) a tax, assessment, levy, imposition or charge based on the income or rents received therefrom whether or not wholly or partially as a capital levy or otherwise, or (b) a tax, assessment, levy, imposition or charge measured by or based in whole or in part upon all or any part of the Real Property and imposed upon Landlord, or (c) a license fee measured by the rents, or (d) a net income, franchise, “value added”, inheritance, estate or other tax, assessment, levy, imposition, charge or license fee however described or imposed, then all such taxes, assessments, levies, imposition, charges or license fees or the part thereof so measured or based shall be deemed to be Taxes.

(v) The term “Tax Year” shall mean the twelve (12) month period commencing on July 1 of each year following the Base Tax Year, or such other period of twelve (12) months as may be duly adopted as the fiscal year for real estate tax purposes by the appropriate taxing authority or authorities applicable to the Real Property.

(b) (i) (A) Tenant shall pay as additional rent for each Tax Year all or any portion of which shall be within the Term, a sum (“Tenant’s Tax Payment”) equal to Tenant’s Percentage of the amount, if any, by which the Taxes payable for such Tax Year exceed the Taxes payable for the Base Tax Year, as finally adjusted and determined.

(B) With respect to each Tax Year occurring in whole or in part during the Term, Tenant shall pay to Landlord Tenant’s Tax Payment, in equal monthly installments during the calendar year in which a Tax Year commences, in the manner hereinafter described. At any time within the first 90 days of the calendar year in which a Tax Year commences, Landlord may furnish to Tenant a written estimate (a “Tax Estimate”) setting forth Landlord’s estimate of the Tax Payment for such Tax Year (“Estimated Tax Payment”). Such estimate shall be determined by Landlord by applying to the most recently announced assessed value of the Land and Building (whether final or otherwise) such tax rate (or so-called “mill rate”) as Landlord shall reasonably anticipate is the tax rate to be finally determined for such Tax Year (unless such tax rate has actually been determined). Subject to adjustment as hereinafter provided, Tenant shall pay Landlord on the first day of each month during each calendar year occurring in whole or in part during the term hereof, an amount equal to one-twelfth (1/12th) of the Estimated Tax Payment for the Tax Year commencing during such calendar year in which such Tax Year begins, then (a) until the first day of the month following the month in which the Tax Estimate is furnished to Tenant, Tenant shall continue to pay to Landlord on the first day of each month an amount equal to the monthly sum payable by Tenant to Landlord with respect to the next previous Tax Year; (b) promptly after the Tax Estimate is furnished to Tenant, Landlord shall give notice to Tenant stating whether the amount previously paid by Tenant to Landlord during such calendar year was greater or less than the installments of the estimated Tax Payment to be paid during such calendar year in accordance with the Tax Estimate, and (i) if there shall be a deficiency, Tenant shall pay the amount thereof within thirty (30) days after demand therefor, or (ii) if there shall have been an overpayment, Landlord shall credit of the amount thereof against each of the next monthly installments of the Base Rent payable under this Lease, and (c) on the first day of the month following the furnishing to Tenant of the Tax Estimate, and monthly thereafter until the rendering to Tenant of a Tax Statement (hereinafter defined) for such Tax Year, Tenant shall pay to Landlord an amount equal to one-twelfth (1/12) of the amount shown on such Tax Estimate. At any time during or after such Tax Year, (x) Landlord shall furnish to Tenant a written statement a Tax Statement setting forth the Tax Payment for such Tax Year, and stating whether the sum of the installments previously paid by Tenant to Landlord pursuant to the Tax Estimate or otherwise for such Tax Year was greater or less than the sum of the installments of the Tax Payment to be paid for such Tax Year in accordance with the Tax Statement, (y) any deficiency or overpayment shall be disposed of in the manner of a deficiency or overpayment in Estimated Tax Payment (or refunded if the Term has ended), and (z) on the first day of the month following the month in which the Tax Statement is furnished to Tenant, and monthly thereafter until a new Tax Estimate or Tax Statement is furnished to Tenant, Tenant shall pay to Landlord an amount equal to one-twelfth (1/12th) of the Tax Payment shown on the Tax Statement.

(C) If at any time after the date hereof, Taxes are required to be paid (either to the appropriate taxing authority or as tax escrow payments to a Superior Lessor or Superior Mortgagee), on any other date or dates than as presently required, then Tenant’s Tax Payments shall be correspondingly accelerated or revised so that said Tenant’s Tax Payments are due in full at least twenty (20) days prior to the last date payments are due without penalty to such taxing authority, Superior Lessor or Superior Mortgagee.

(D) If Landlord shall receive a refund of Taxes for any Tax Year after the Base Tax Year, Landlord shall either pay to Tenant or, at Landlord’s election, credit against subsequent payments under this Section 2.04(b) Tenant’s Percentage of the amount of such refund (or promptly refund such amount if this Lease has terminated), but in no event shall any such payment or credit to Tenant exceed Tenant’s Tax Payment paid for the Tax Year to which such refund applies.

(E) If Landlord shall receive the benefit of any discount for any early payment or prepayment of Taxes or of any tax exemption, incentive or subsidy (whether in the form of an abatement, credit or otherwise) relating to all or any part of the Real Property, then Landlord shall pay Tenant Tenant’s Percentage of the amount of such refund in the manner set forth in Section 2.04(b)(i)(D) hereof.

(ii) Only Landlord shall have the right to institute tax reduction or other proceedings to reduce the assessed valuation of the Real Property; provided, however, that Tenant may request in writing that Landlord notify Tenant whether it will be instituting such a proceeding for a given Tax Year after the assessment for such Tax Year has been made public. If Tenant makes such a request, then Landlord shall notify Tenant at least thirty (30) days prior to the filing deadline for such Tax Year as to whether it will institute such proceeding; if Landlord states that it will not then, then Tenant shall have the right to institute such proceedings in Landlord’s stead, at Tenant’s sole expense, and Landlord shall, at no expense to Landlord, reasonably cooperate with Tenant in connection therewith.

(iii) Tenant’s Tax Payment and any credits with respect thereto as provided in this Section 2.04(b) shall be made as provided in this Section 2.04(b) regardless of the fact that Tenant may be exempt, in whole or in part, from the payment of any Taxes by reason of Tenant’s diplomatic or other tax exempt status or for any other reason whatsoever.

(iv) Tenant shall pay to Landlord, within thirty (30) business days after demand, as additional rent, any occupancy tax or rent tax hereafter enacted and payable with respect to the Premises or this Lease, if payable by Landlord in the first instance or hereafter required to be any paid by Landlord.

(v) If only a portion of a Tax Year shall be included within the Term, any additional rent under this Section 2.04(b) for such Tax Year shall be apportioned in the ratio which the number of days in such Tax Year bears to the total number of days in such Tax Year. In the event of a termination of this Lease, any additional rent under this Section 2.04(b) shall be paid or adjusted within thirty (30) days after submission of a Tax Statement. In no event shall Base Rent ever be reduced by operation of this Section 2.04(b) and the rights and obligations of Landlord and Tenant under the provisions of this Section 2.04(b) with respect to any additional rent shall survive the termination of the Term.

(vi) Each Tax Statement furnished by Landlord with respect to Tenant’s Tax Payment shall be accompanied by a copy of the real estate tax bill for the Tax Year referred to therein, but Landlord shall have no obligation to deliver more than one such copy of the real estate tax bill in respect of any Tax Year.

(c) (i) Landlord’s failure to render Tax Statements with respect to any Tax Year shall not prejudice Landlord’s right thereafter to render a Tax Statement with respect thereto or with respect to any subsequent Tax Year, nor shall the rendering of a Tax Statement prejudice Landlord’s right thereafter to render a corrected Tax Statement for that Tax Year. Nothing herein contained shall restrict Landlord from issuing a Tax Statement at any time there is an increase in Taxes during any Tax Year or any time thereafter.

(ii) Each Tax Statement shall be conclusive and binding upon Tenant unless, within ninety (90) days after receipt of such Tax Statement, Tenant notifies Landlord that it disputes the correctness of such Tax Statement, specifying the particular respect in which such Tax Statement is claimed to be incorrect. Pending the resolution of such dispute, Tenant shall pay Tenant’s Tax Payment in accordance with the applicable Tax Statement, without prejudice to Tenant’s position. If such dispute is ultimately determined in Tenant’s favor, Landlord shall promptly after such determination pay to Tenant any amount so overpaid by Tenant.

2.05 Electric Charges. (a) Tenant shall, at its sole cost and expense, obtain electricity directly from the utility company furnishing electricity to the Building. The cost of such service shall be paid by Tenant directly to such utility company. Landlord shall, as part of

Landlord’s Work, install electric meters to provide for direct metering of electricity in accordance with Exhibit C hereof.

(b) Tenant’s consumption of electric current shall not exceed the capacity of the feeders, risers or wiring installed by Landlord or Tenant (if such installation has previously been approved in writing by Landlord, which approval shall not be unreasonably withheld) in the Premises or the Building.

(c) If, in Landlord’s reasonable judgment, Tenant’s electrical requirements necessitate installation of an additional riser, risers or other proper and necessary equipment or services, including additional ventilating or air conditioning (i) in the Premises, then such items shall be installed by Tenant at Tenant’s sole expense with materials all first approved by Landlord in writing, which consent shall not be unreasonably withheld, conditioned or delayed, or (ii) in any other portion of the Building, such items shall be installed by Landlord, at Tenant’s sole expense, the actual cost of which expense (which shall include the reasonable value of services rendered by Landlord’s employees) shall constitute additional rent and be payable thirty (30) days after the rendition to Tenant of a bill therefor.

(d) Landlord shall not be liable in any way to Tenant for any change in the supply or character of electric service furnished to the Premises, for any expense that Tenant may sustain or incur in connection therewith, or if the amount of such current available to the Building is reduced or, for any reason not attributable to the negligence of Landlord, such electric current is unsuitable for the requirements of Tenant.

2.06 Manner of Payment. Tenant shall pay to Landlord all Base Rent, Tenant’s Tax Payment, Operating Expense Payment, and other sums of money as the same shall become due and payable under this Lease at the times and in the manner provided herein without notice or demand and, except as is expressly otherwise provided in Section 1.03 hereof, without setoff or counterclaim, and all such sums other than Base Rent shall be referred to herein as “additional rent.” Any Base Rent, Tenant’s Tax Payment, Operating Expense Payment or other additional rent due hereunder shall bear interest for the period from the tenth (10th) day after the date the same become due through the date of Landlord’s receipt thereof at an annual rate (the “Stipulated Rate”) equal to the lesser of (a) two percent (2%) plus the prime commercial lending rate from time to time announced by The Chase Manhattan Bank, N.A. (or its successor or if there is no successor, the then largest commercial bank by capital and assets in New York City) to be in effect at its principal office in New York City (the “prime rate”) or (b) the maximum rate permitted by law.

2.07 No Waiver of Additional Rent (a) Landlord’s failure to make a demand under any provision of this Lease or Landlord’s miscalculation in any such statements or bills shall not in any way deemed to be a waiver of, or cause Landlord to forfeit or surrender, its rights to collect any Tenant’s Tax Payment, Operating Expense Payment or additional rent which may have become due during the Term. Tenant’s liability for the payments of Tenant’s Tax Payment, Operating Expense Payment and additional rent due hereunder and Landlord’s obligations to furnish the statements and documents required under this Lease with respect to such payments shall continue unabated during the remainder of the Term and shall survive the expiration or sooner termination of the Term.

(b) In no event shall any adjustment of any sums payable by Tenant in accordance with the provisions of this Lease result in a decrease in Base Rent nor shall any adjustment of any Tenant’s Tax Payment, Operating Expense Payment or additional rent payable by Tenant pursuant to any provision of this Lease result in a decrease in any other sum payable by Tenant pursuant to any other provision of this Lease, it being agreed and understood that the payment of Operating Expense Payments and Tenant’s Tax Payments under Section 2.03 and Section 2.04, respectively, are obligations supplemental to Tenant’s obligations to pay Base Rent and any additional rent pursuant to any other provision of this Lease.

ARTICLE 3

LANDLORD COVENANTS

3.01 Landlord Services. Landlord shall furnish the following services to Tenant (“Landlord Services”):

(a) subject to curtailment pursuant to Legal Requirement, heat in season, as and when required for the comfortable occupancy of the Premises in accordance with the specifications set forth in Exhibit E annexed hereto (the “HVAC Specifications”) on Mondays through Fridays from 8:00 a.m. to 7:00 p.m. and on Saturdays from 8:00 a.m. to 1:00 p.m., and, upon reasonable advance request by Tenant, Landlord shall furnish heating at other times, in which event Tenant shall pay Landlord for furnishing such heating at Landlord’s actual cost to furnish the same to Tenant;

(b) Landlord shall, at its sole cost and expense, equip each floor of the Premises with air conditioning unit(s) which Tenant may operate as and when needed sufficient to provide for the comfortable occupancy of the Premises in accordance with the HVAC Specifications.

(c) Landlord shall make available from the public water supply reasonably adequate quantities of potable domestic cold and hot water to a point or points in the Premises for ordinary lavatory and drinking purposes. Landlord shall, at its expense, install, maintain and replace (if necessary) a meter to measure Tenant’s consumption of water in the Premises. Tenant agrees to pay for water consumed as shown on such meter at the rate charged to Landlord by the utility company for such water, together with all sewer charges and any other rent, tax, levy or charge based thereon which now or hereafter is assessed, imposed or a lien upon the Premises or the Building, as and when bills are rendered. Landlord shall have no liability to Tenant for any loss, damage or expense which Tenant may sustain or incur if the quantity or character of water service is changed or is no longer available or suitable for Tenant’s purposes provided that neither Landlord nor its agents or contractors is the cause of such change, unavailability or unsuitability;

(d) routine maintenance, cleaning, painting (as reasonably necessary) and electric lighting service for all common corridors, common stairwells, entrance areas, fire exits, roadways, pedestrian sidewalks, lobbies, landscaped areas, elevators, and parking lots of the Real Property in the manner and to the extent appropriate for first-class office buildings in Fairfield County, Connecticut;

(e) cleaning service for the Premises substantially in accordance with the cleaning specifications set forth in Exhibit F annexed hereto;

(f) (i) security for the Building and the Real Property during forty (40) normal business hours (as defined in Exhibit D hereof and as the same may be amended by Landlord from time to time) on Mondays through Fridays at standard wage rates; provided, however, that (A) Landlord shall provide security beyond such forty (40) hours or at premium or overtime rates only if Tenant agrees in writing to be solely responsible for any additional costs thereof above said forty (40) standard rate hours actually payable by Landlord to third parties and (B) Landlord shall have no responsibility or obligation to prevent, and shall not be liable to Tenant (or any person claiming under or through Tenant) for, loss to Tenant (or any such person) or their agents, contractors, employees, invitees or licensees, arising out of theft, burglary or damage or injury to persons or property caused by persons gaining access to the Building;

(ii) Landlord shall afford Tenant and Tenant’s employees access to the Premises, Building and Real Property on a seven (7) day per week, twenty-four (24) hour per day basis;

(g) electricity of at least 8 watts per rentable square foot on a connected load basis to operate the air conditioning system located in and exclusively serving the Premises and all other equipment in the Premises; provided, however, that (x) nothing herein contained shall obligate Landlord in any manner to pay for the costs of electricity consumed in the Premises, which costs shall remain Tenant’s sole responsibility and (y) if Tenant’s electrical equipment requires air conditioning in excess of the air conditioning system serving the Premises, the equipment necessary to provide such excess air conditioning shall be installed by Tenant at it sole expense (subject, nevertheless, to the other provisions of this Lease, including, without limitation, Sections 2.05 and 4.02 hereof), and Tenant shall pay all actual operating and electricity costs related thereto;

(h) nonexclusive passenger elevator service to the Premises at all times and nonexclusive freight elevator service during normal business hours. Use of the freight elevator at times other than normal business hours shall be arranged by Tenant upon reasonable prior notice, and Tenant shall pay Landlord’s actual costs to provide the same;

(i) a full-time handyman and manager/superintendent shall be employed to service the Building’s operation and maintenance needs during normal business hours; and

(j) Landlord shall make accessible by telephone or beeper a responsible employee to respond to Tenant’s emergency needs after normal business hours.

No more than twice per year, following ten (10) days’ written notice from Tenant to Landlord, Landlord shall hold a meeting of Tenant and Landlord or the managing agent of the Building to: (i) discuss any Tenant concerns regarding the Landlord Services or scope of same: (ii) advise Tenant of plans regarding Landlord Services in the future; and (iii) advise Tenant of any anticipated capital expenditures which, during the ensuing six (6) months, Landlord plans to incur and later amortize pursuant to Section 2.03 hereof.

3.02 Cessation of Landlord’s Services. Except as expressly otherwise provided in this Lease, Landlord shall not be liable for damages to either person or property or be deemed to have evicted Tenant, nor shall there be any abatement of Base Rent or additional rent nor shall Tenant be relieved from performance of any covenant on its part to be performed hereunder by reason of (a) Landlord’s failure to furnish, or cessation of, Landlord Services due to causes or circumstances beyond the reasonable control of Landlord or (b) breakdown of equipment or machinery utilized in supplying any Landlord Service. Landlord shall use reasonable diligence to make such repairs as may be required to machinery or equipment within the Building to provide restoration of any Landlord Service and, where the cessation or interruption of such Landlord Service has occurred due to circumstances or conditions beyond the Real Property boundaries, to cause the same to be restored by diligent application or request to the provider of such service. In no event shall any Superior Mortgagee or Superior Lessor be or become liable for the performance of Landlord’s obligations under this Section.

3.03 Repairs by Landlord.

(a) Landlord shall maintain the Building’s structural elements, roof, and electrical, heating-ventilation-airconditioning, plumbing, electrical and security systems and the Real Property’s common areas (including parking lots) in good working order and condition, and shall keep the roof watertight, except that, with respect to repairs necessitated by the negligence or other tortious conduct of Tenant or its agents, employees or contractors, or Tenant’s breach of this Lease, Tenant shall be responsible to repair the same.

(b) Landlord reserves the right, at any time to make changes in or to the Real Property as it may reasonably deem necessary or desirable for the convenient operation of the Building, provided that (i) Landlord exercises all reasonable efforts to minimize inconvenience to Tenant in connection therewith and (ii) no action taken by Landlord under this Section 3.03 shall impede access to, reduce the size or otherwise diminish the utility of the Premises in any material respect, including any services provided thereto, and Landlord agrees to (A) use commercially reasonable efforts to locate any such pipes, ducts and conduits within the core areas of the Building and (B) not take space affecting offices occupied by Tenant. Landlord may install and maintain pipes, fans, ducts, wires and conduit within or through the walls, floors or ceilings of the Premises that are necessary or desirable, in Landlord’s reasonable judgment, for the convenient operation of the Building.

(c) Landlord, its agents and representatives, shall have the right, upon prior notice to Tenant (except that no notice shall be required in an emergency), to enter the Premises to inspect, clean or perform such work as Landlord may reasonably deem necessary or to exhibit the Premises to prospective tenants or purchasers, for any other purpose as Landlord may deem necessary or desirable. Tenant shall not be entitled to any abatement or reduction of Base Rent or additional rent by reason of such entry. Landlord shall not be required to make any improvements or repairs of any kind or character to the Premises during the Term.

3.04 Compliance with Laws by Landlord. (a) Landlord shall (i) comply with all Legal Requirements applicable to the portions of the Real Property other than the Premises or premises occupied by other tenants to the extent the same would affect Tenant’s use and occupancy of the Premises and (ii) use commercially reasonable efforts to cause such other tenants to comply with Legal Requirements applicable to their premises to the extent the same would affect Tenant’s use and occupancy of the Premises, unless Landlord or such other tenant, as applicable, shall, in good faith, be contesting the applicability thereof to the Real Property. Landlord shall notify Tenant of any notice it receives of a violation of Legal Requirements that, in the Landlord’s reasonable judgment, might adversely affect Tenant’s use of the Premises, the Building or the Real Property. Landlord shall, at its expense, take all necessary actions (including, without limitation, commencing litigation), in its reasonable judgment, to diligently cure and remove of record any such violation that Landlord is not so contesting or any such violation caused by the negligence or other tortious acts of Landlord and its agents, employees and contractors.

(b) Landlord hereby covenants that, in the event that a notice of violation of a Legal Requirement is filed in the public records at any time during the Term as a result of a condition that exists in the Premises on the date hereof, in any Additional Space (as hereinafter defined) on the applicable Additional Space Commencement Date (as hereinafter defined) or in the First Floor Space (as hereinafter defined) on May 1, 2000, then Landlord shall, at its expense, take the necessary actions (including, without limitation, commencing litigation), in its reasonable judgment, to remedy such violation and to cause it to be dismissed of record. Tenant shall cooperate with Landlord to enable Landlord to effect such remedy and dismissal expeditiously.

(c) Landlord represents to Tenant that, to the best of Landlord’s knowledge, (i) no Hazardous Material is currently located at, on, in, under or about the Premises, except as specifically set forth in the (A) “Update Sampling and Analysis Report”, dated January 17, 1997, by Heynen Teale Engineers, (B) “Environmental Site Assessment, Phase II”, dated February 16, 1994, by Heynen Teale Engineers, (C) “Hydrogeologic Investigation at the Norwalk Factory Store”, dated September 29, 1989, by HRP Associates, Inc., and (D) “Report on Updated Site Assessment”, dated November 3, 1992, by HRP Associates, Inc. (the “Environmental Reports”), (ii) no Hazardous Material is currently located at, in, on, under or about the Premises in a manner which violates any Environmental Requirement (as hereinafter defined), or which requires cleanup or corrective action of any kind under any Environmental Requirement, (iii) no releasing, emitting, discharging, leaching, dumping, disposing or transporting of any Hazardous Material from the Premises onto any other portion of the Building or from any other portion of the Building onto or into the Premises has occurred or is occurring in violation of any Environmental Requirement, and (iv) no notice of violation, non-compliance, liability or potential liability, lien, compliant, suit, order or other notice with respect to the Premises is presently outstanding under any Environmental Requirement, nor does Landlord have knowledge or reason to believe that any such notice will be received or is being threatened. For the purposes of this section, the following terms shall have the following meanings: (1) the term “Hazardous Material” shall mean any material or substance that, whether by its nature or use (except for unreportable quantities of solvents, cleansers and fuel oil customarily used in offices and general business), is now or hereafter defined or regulated as a hazardous waste, hazardous substance, pollutant or contaminant under any Environmental Requirement, or which is toxic, explosive, corrosive, flammable, infectious, radioactive, carcinogenic, mutagenic or otherwise hazardous or which is or contains petroleum, gasoline, diesel fuel, another petroleum hydrocarbon product, asbestos, asbestos-containing materials or polychlorinated biphenyl’s, (ii) the “Environmental Requirements” shall collectively mean all present and future laws, statutes, common law, ordinances, rules, regulations, orders, codes, licenses, permits, decrees, judgments, directives or the equivalent of or by any Governmental Authority having jurisdiction over the Premises and relating to or addressing the protection of the environment or human health, and (iii) the term “Governmental Authority” shall mean the Federal government, or any state or other political subdivision thereof, or any agency, court or body of the Federal government, any state or other political subdivision thereof, exercising executive, legislative, judicial, regulatory or administrative functions.

(d) Landlord represents to Tenant that it has no actual knowledge of the existence of any unremedied and undismissed violations of Legal Requirements that are noted of record against the Premises or the Real Property on the date hereof.

(e) Landlord represents that it has commenced the process of registering the underground fuel oil tanks on the Real Property (the “UST’s”) with the Connecticut Department of Environmental Protection and covenants to diligently and continuously pursue such registration to completion. Landlord shall provide Tenant with copies all documentation related to such registration. Landlord shall, at its expense, comply with all Environmental Requirements applicable to the UST’s.

(f) Landlord shall cause Tenant to be named as an additional insured on its environmental liability insurance policy American International Specialty Lines Insurance Company, policy number PLS 8191628, covering the Premises (the “Environmental Insurance Policy”) and shall deliver to Tenant an endorsement thereto or a comparable instrument confirming the same, that such insurance company has received copies of the Environmental Reports and that Coverages I and J of the Environmental Insurance Policy cover Tenant. Landlord shall cause the Environmental Insurance Policy (including such endorsements) to be renewed by such insurance company or issued by another insurer reasonably acceptable to Tenant for such additional period(s) as shall be necessary to cause such coverage to exist through the Term Expiration Date originally set forth herein.

(g) Landlord hereby represents to Tenant that Landlord has investigated the Premises for the presence of asbestos containing materials and has abated and/or removed any such asbestos containing materials in compliance with applicable Environmental Requirements.

ARTICLE 4

LEASEHOLD IMPROVEMENTS; TENANT COVENANTS

4.01 Initial Improvements. (a) Tenant shall deliver to Landlord, for Landlord’s approval pursuant to this Section 4.01 and Section 4.02 hereof, plans and specifications relating to Tenant’s construction of Tenant’s leasehold improvements to the Premises necessary to prepare the Premises for Tenant’s initial occupancy thereof (the “Initial Improvements”).

(b) After plans for the Initial Improvements have been submitted and, if necessary, re-submitted to Landlord and approved by Landlord as provided in this Section 4.01 and Section 4.02 hereof, the Initial Improvements shall be constructed in compliance with such approved plans and specifications, all applicable Legal Requirements) and all orders, rules, recommendations and other requirements of all applicable fire safety organizations and any other body exercising the same or similar functions and having or asserting jurisdiction over all or any part of the Premises or the Real Property (collectively, “Insurance Requirements”). Landlord’s Work and the Initial Improvements shall be performed by the parties hereto and their respective agents and contractors (as applicable) in such a manner as not to delay or interfere with any other construction in, or the maintenance or operation of, the Building, and Landlord and Tenant hereby agree to use commercially reasonable efforts to cause Landlord’s Work and the Initial Improvements to be performed harmoniously and in a coordinated manner so as to avoid delaying the completion of either.

(c) Tenant shall cause to be prepared, at Tenant’s sole cost and expense, and shall submit to Landlord for Landlord’s reasonable approval detailed plan and specifications for the Initial Improvements, including layout, architectural, mechanical, electrical, and structural drawings (the “Initial Plans and Specifications”). If Landlord disapproves such Initial Plans and Specifications submitted by Tenant, then it shall provide Tenant with the detailed, written reasons for such disapproval within 10 business days after Landlord receives Tenant’s submission. Promptly thereafter, Tenant shall resubmit such proposed final plans and specifications with any reasonable changes that Landlord may have requested. Tenant’s proposed final plans and specifications shall comply with all applicable Legal Requirements and provisions of this Lease. If Landlord fails to approve or disapprove of such proposed final plans and specifications or any modifications thereof within ten (10) business days after their submission, which approval shall not be unreasonably withheld, conditioned or delayed, and Tenant informs Landlord of such failure by written notice that states “SECOND REQUEST FOR LANDLORD’S APPROVAL OF PROPOSED FINAL PLANS AND SPECIFICATIONS. LANDLORD’S FAILURE TO RESPOND WITHIN TEN (10) BUSINESS DAYS OF RECEIPT SHALL BE DEEMED TO CONSTITUTE LANDLORD’S APPROVAL OF SUCH PROPOSED FINAL PLANS AND SPECIFICATIONS IN ACCORDANCE WITH THE TERMS OF THE LEASE”, or language to substantially the same effect, then Landlord’s failure to approve or disapprove within such additional ten (10) business days shall be deemed to constitute Landlord’s approval of such proposed final plans and specifications. Such proposed final plans and specifications shall not be modified by Tenant without such approval (or deemed approval) by Landlord, which shall not be unreasonably withheld, conditioned or delayed, but Landlord shall not in any event be obligated to approve any modifications to the Initial Plans and Specifications (or any further revisions thereof) which, in Landlord’s reasonable judgment, would cause and delay in the completion of Landlord’s Work or the Initial Improvements or impose any cost or expense upon Landlord beyond the time period or expense contemplated by the Initial Plans and Specifications unless Tenant first acknowledges in writing its responsibility for such delay or additional cost or expense.

(d) Within 10 days after Landlord has approved the final plans and specifications for the Initial Improvements (the “Plan Approval Date”), Tenant shall submit such approved final plans and specifications to up to three (3) reputable general contractors approved by Landlord, which approval shall not be unreasonably withheld, conditioned or delayed, and to Landlord’s designated general contractor(s) and shall solicit bids for the performance of the work contemplated thereby. Tenant shall submit to Landlord the bid that Tenant desires to accept. If the actual cost to perform the Initial Improvements is less than $1,737,600.00 (the “Maximum Contribution”), then Tenant shall receive a credit of the difference between the actual cost to perform the Initial Improvements and the Maximum Contribution to be applied against the cost of any improvements Tenant performs to the First Floor Space (as hereinafter defined) and the Additional Space (as hereinafter defined) to prepare the same for Tenant’s initial occupancy thereof.

(e) Intentionally Omitted.

(f) Landlord shall contribute an amount (“Landlord’s Contribution”) up to the Maximum Contribution toward the costs and expenses that Tenant actually pays in connection with the Initial Improvements. Landlord’s Contribution shall, at Tenant’s election, be made directly to Tenant to reimburse it for expenses that it actually paid or shall be paid directly to the general contractor, construction manager or other unrelated third parties who have performed labor or supplied materials in connection with the Initial Improvements and architectural, engineering and design fees and for any filing fees (collectively, “Project Costs”). Landlord’s Contribution shall be made in installments from time to time, but not more often than once in each calendar month, promptly after Landlord receives from Tenant (a) partial lien waivers from Tenant’s general contractor or construction manager and all major trade contractors and materialmen performing labor or supplying materials in connection with the Project Costs to the extent of sums paid for Project Costs out of Landlord’s Contribution for portions of the Initial Improvements theretofore performed and (b) a certification by a reputable independent architect designated by Landlord that the portions of the Initial Improvements that relate to any Project Costs for which Tenant is then seeking reimbursement have been satisfactorily performed and incorporated into the Premises. If, upon the completion of the Initial Improvements in accordance with the final approval plans and specifications, there shall be any undisbursed amount of Landlord’s Contribution, then Tenant shall have the right to credit up to such deficiency against any improvements Tenant performs to the Additional Space (as hereinafter defined) and the First Floor Space to prepare the same for Tenant’s initial occupancy thereof.

(g) Landlord shall be entitled to withhold from Landlord’s Contribution a commercially reasonable fee not in excess of $7,500.00 for the actual costs incurred by Landlord in connection with the review, monitoring and supervision of the Initial Improvements, including, without limitation, sums paid to architects, engineers and designers and the reasonable value of services rendered by Landlord’s employees and agents.

4.02 Alterations. (a) Tenant shall not make or allow to be made to the Premises any alterations, improvements, installations, additions or other physical changes, including the installation of fixtures (each, an “Alteration”; collectively, “Alterations”), or place safes, vaults, filing systems, libraries or other heavy furniture or equipment within the Premises, without first obtaining the written consent of Landlord to the performance of such Alteration and the plans and specifications therefor, but such consent shall not be withheld by Landlord if (i) such improvements (A) are nonstructural in nature, do not affect the exterior of the Building, (B) would not, in Landlord’s reasonable judgment, affect, impair or reduce the performance of any portion of the Building electrical, HVAC, plumbing, security or other systems, (C) would not require Tenant to obtain a building permit or other governmental approval, and (D) would not cost, in the aggregate, in excess of $50,000.00 (except if such Alterations are purely decorative in nature, such as carpeting, painting, window treatments, or wallpaper and are removable without damage to the Premises, then this clause (D) shall not apply) and (ii) Tenant gives written notice to Landlord of such work in reasonable detail a reasonable period (but in no event less than ten (10) business days) prior to performing the same. Landlord shall be entitled to retain independent architects, engineers and designers to review the plans and specifications for, and the progress of construction of, any proposed Alteration or Initial Improvement, and Tenant shall reimburse Landlord within ten (10) days after request therefor, for all of the actual fees of such retained parties. All contractors retained by Tenant for Alterations shall be subject to the prior approval of Landlord, which approval shall not be unreasonably withheld, conditioned or delayed. Tenant shall use all commercially reasonable efforts to ensure that neither it nor its laborers disturb the harmony with any trade engaged in performing any other work in and about the Real Property or contribute to any labor dispute. Tenant shall deliver to Landlord a copy of final “as built” plans and specifications showing the actual construction of all Alterations and Initial Improvements.

(b) Prior to making any proposed Alteration and in accordance with Landlord’s then standard Building regulations with respect to Alterations, Tenant shall (i) promptly submit and, if necessary, re-submit to Landlord detailed plans and specifications (including layout, architectural, mechanical and structural drawings) until Tenant shall have obtained Landlord’s approval thereof, which shall not be unreasonably withheld, conditioned or delayed and (ii) furnish to Landlord duplicate original policies of workers’ compensation and comprehensive liability insurance from both Tenant and its contractors in such form, with such companies and in such amounts as Landlord may require, naming Landlord and its agents and contractors and any Superior Mortgagees and Superior Lessors as additional insureds. Landlord may impose such reasonable conditions with respect to any Alteration (in addition to those expressly provided in this Lease) as to guaranty of completion and payment as may be appropriate prior to consenting to any such Alteration. In no event shall Landlord be required to consent to any Alteration which would physically affect any part of the exterior of the Building or would, in Landlord’s reasonable judgment, adversely affect the proper functioning of any of the heating-ventilation-airconditioning, electrical, sanitary or other mechanical systems or the structure of the Building. If any Alteration requires the filing of any plans with any governmental agencies, Landlord shall reasonably cooperate, at Tenant’s sole cost and expense, in effecting such filing.

(c) All Alterations (if and to the extent performed by Tenant and except to the extent reimbursed out of Landlord’s Contribution) shall be made (i) at Tenant’s sole cost and expense (subject to Landlord’s express obligations hereunder to contribute thereto), in a good and first-class workmanlike manner, (ii) using new materials and equipment which shall be at least equal in quality to the standards for the building then established by Landlord, in accordance with (a) all applicable Legal Requirements, (b) all applicable Insurance Requirements and (c) the terms of this Lease, including this Section 4.02, and (iv) shall be commenced promptly after approval is received and thereafter prosecuted diligently to completion. Any Alteration for which consent has been received shall be performed strictly in accordance with the approved plans and specifications therefor, and no amendments or additions thereto shall be made without the prior consent of Landlord.

(d) No approval of plans or specifications by Landlord or consent by Landlord allowing Tenant to make any Alteration shall in any way be deemed to be an agreement by Landlord that the contemplated Alteration complies with any Legal Requirement, Insurance Requirement or the certificate of occupancy for the Building (if any), nor shall it be deemed to be a waiver by Landlord of Tenant’s obligation to comply with the terms of this Lease. Nothing in this Lease shall be deemed or construed in any way as constituting the consent or request of Landlord, implied, by inference or otherwise, to any contractor, subcontractor, laborer or materialman or for the performance of any labor or the furnishing of any materials for any specific improvements or alteration to, or repair of, the Premises, the Building or any part thereof, nor as giving Tenant any right, power or authority to contract for, or permit the rendering of, any services or the furnishing of any materials, that would give rise to the filing of any mechanic’s liens against Landlord’s interest in any of the Real Property. Notice is hereby given that neither Landlord nor Landlord’s agents, nor any Superior Lessor or Superior Mortgagee, shall be liable for any labor or materials furnished or to be furnished to Tenant upon credit, and that no mechanic’s or other lien for such labor or materials shall attach to or affect any estate or interest of Landlord or any Superior Lessor or Superior Mortgagee in and to the Premises or the Real Property.

(e) Tenant shall indemnify and hold Landlord harmless from and against all costs (including attorneys’ fees and disbursements) and expenses of suits, losses, liabilities or causes of action arising out of or relating to, any Alteration or Initial Improvement, including but not limited to, any mechanics’ or materialmen’s liens asserted in connection with such Alteration or Initial Improvement that is performed by or for Tenant unless the same resulted from the negligence or other tortious acts of Landlord or its agents, employees or contractors.

(f) Should any mechanics’ or other liens be filed against any portion of the Real Property by reason of Tenant’s acts or omissions or because of a claim against Tenant, Tenant shall cause the same to be canceled or discharged of record or substitute a bond or otherwise within thirty (30) days after notice from Landlord. If Tenant shall fail to cancel or discharge or substitute a bond for said lien or liens within said thirty (30) day period, Landlord may cancel or discharge the same and upon Landlord’s demand, Tenant shall reimburse Landlord for all costs incurred in canceling or discharging such liens.

(g) Subject to the last sentence of this Section 4.02(g), no signs, numerals, letters, plaques, flags or other graphics shall be used, installed or permitted on the exterior of, or which may be visible from outside, the Premises, unless first approved by Landlord in writing. Such approval shall not be unreasonably withheld, conditioned or delayed with respect to the foregoing or to the sign identification to be placed on the sides of the Building facing East Avenue and the train station (and if Tenant so elects, the other sides thereof), and the interior of the lobby of the Building and on all building directories so long as the same complies with all applicable Legal Requirements and shall be professionally prepared and installed at Tenant’s sole expense. Tenant shall have the right, upon written request, to cause the Building to be identified throughout the Term as the “TN Technologies Building”, the “Modem Media Building” or such other name as may, from time to time reflect its corporate identity so long as the same is not inconsistent with the operation of a first-class building in Fairfield County, Connecticut.

4.03 Tenant’s Property. All Initial Improvements and all Alterations shall be and remain part of the Premises (and at no time constitute Tenant’s trade fixtures), shall not be removed by Tenant at any time, and shall be deemed and become the property of Landlord upon the expiration or other termination of the Term. Notwithstanding the provisions of the immediately preceding sentence, those Initial Improvements and Alterations that (a) are installed by Tenant at its sole expense, without contribution or reimbursement, in whole or in part, by Landlord out of Landlord’s Contribution or otherwise, (b) are not affixed to any part of the Real Property, (c) are not part of the air conditioning equipment or ductwork, (d) do not affect the electrical heating, plumbing or other Building systems or any structural portions of the Building and (e) may be removed without damage to the Building, shall remain the property of Tenant (items that satisfy the conditions of clauses (a) through (e) of this Section 4.03 shall be referred to as “Tenant’s Property”). Tenant may remove Tenant’s Property from the Premises at any time during the Term. All of Tenant’s Property shall be removed from the Real Property upon the expiration of the Term, and Tenant shall repair any damage to the Premises or the Real Property resulting from such removal. Any Tenant’s Property remaining on the Real Property for more than twenty (20) days after Tenant vacates the Premises shall be deemed to have been abandoned by Tenant and may be dealt with by Landlord in any manner that Landlord sees fit without liability of any kind to Tenant unless caused by the negligence or other tortious acts of Landlord or its agents or employees. The provisions of this Section shall survive the expiration or sooner termination of the Term.

4.04 Repairs by Tenant. Tenant shall keep the Premises and all air conditioning equipment located exclusively within or exclusively serving the Premises in good working order and condition and promptly and diligently make all repairs thereto necessary to keep the Premises and such equipment in good working order and condition except that, with respect to repairs necessitated by the negligence or other tortious conduct of Landlord or its agents, employees, contractors, invitees, and licensees or Landlord’s breach of this Lease, Landlord shall be responsible to repair the same.

4.05 Compliance with Laws by Tenant. Tenant shall comply, at its sole cost and expense, with all laws and ordinances and all rules, orders or regulations (present, future, ordinary, extraordinary, foreseen or unforeseen) of any governmental or quasi-governmental authority having or asserting jurisdiction over the Premises or any portion of the Real Property, including without limitation, zoning ordinances and building and fire safety codes (collectively, “Legal Requirements”), applicable to the Premises or any work, installation, occupancy, use or manner of use by Tenant of, in or relating to the Premises or any part thereof. Tenant shall immediately notify Landlord of any notices it receives of a violation of a Legal Requirement at the Premises or the Real Property. Tenant shall diligently cure and remove of record all such violations noted or issued against (a) the Premises or (b) to the extent the same relate to Tenant’s use or occupancy of the Premises or are due to the act or omission of Tenant or its agent or any person claiming under or through Tenant, the Real Property relating to Tenant’s use or occupancy (or failure to use or occupy) the Premises. Tenant shall procure and maintain, at its sole cost and expense, all licenses and permits required for its use or occupancy of, and/or business operations in, the Premises, except for those required in connection with Landlord’s Work.

4.06 Right to Perform Tenant Covenants. If Tenant shall fail to perform any of its obligations under this Lease beyond the expiration of applicable grace or notice and cure periods, Landlord may perform any such obligation at the expense of Tenant (a) immediately and without notice in the case of emergency may result in a violation of any Legal Requirement and (b) in any other case, if such failure continues after thirty (30) days from the date of the giving by Landlord to Tenant of notice of Landlord’s intention to perform such obligation or, in the case of a failure which, for causes beyond Tenant’s control, cannot with due diligence be cured within such 30-day period, such 30-day period shall be deemed extended if Tenant (i) shall within ten (10) days of receipt of such notice, advise Landlord of Tenant’s intention to institute all steps necessary to cure such failure and (ii) shall diligently institute such steps, such extension to continue only for so long as Tenant diligently prosecutes such steps to completion and cure.

ARTICLE 5

ASSIGNMENT AND SUBLETTING

5.01 Assignment. Etc. (a) Except as herein expressly provided to the contrary, neither this Lease nor the term and estate hereby granted, nor any part hereof or thereof, shall be assigned, mortgaged, pledged, encumbered or otherwise transferred, in whole or in part, by operation of law or otherwise, and neither the Premises, nor any part thereof, shall be subleased or be encumbered in any manner by reason of any act or omission on the part of Tenant, without the prior consent of Landlord in each instance. For purposes of this Section, (i) subject to the provisions of Section 5.01(j) hereof, a change in control of Tenant, any subtenant or any entity which controls Tenant shall be deemed an assignment of this Lease, (ii) a take-over agreement pursuant to which one or more persons shall agree to assume the obligations of Tenant hereunder in consideration of Tenant leasing space in another building shall be deemed an assignment of this Lease, (iii) any person or legal representative of Tenant to whom Tenant’s interest under this Lease passes by operation of law or otherwise, shall be bound by the provisions of this Section, and (iv) a modification, amendment or extension of a sublease shall be deemed a sublease. Any assignment, sublease, mortgage, pledge, encumbrance or transfer by Tenant in contravention of this Section shall be void. For the purposes of clause (i) of the preceding sentence, “change in control” shall mean a change (by transfer or otherwise) in either (x) ownership of fifty percent (50%) or more of all of the voting stock of a corporation or fifty percent (50%) or more of the capital, profits or beneficial interest in a partnership or other business entity or (y) the possession of the power directly or indirectly to direct or cause the direction of management and policy or a corporation, partnership or other business entity, whether through the ownership of voting securities, by contract, common directors or officers, the contractual right to manage the business affairs of any such corporation, partnership or business entity, or otherwise. Any reference to “Tenant” in this Section 5.01 shall also be deemed to refer to any immediate or remote subtenant or assignee of Tenant.

(b) If Tenant shall desire to assign its interest in this Lease or to sublet the Premises, Tenant shall submit to Landlord a written request for Landlord’s consent to such assignment or subletting, which request shall be accompanied by the following information: (i) the name and address of the proposed assignee or subtenant; (ii) the terms and conditions of the proposed assignment or subletting; (iii) the nature and character of the business of the proposed assignee or subtenant and its proposed use of the Premises; and (iv) current financial information and any other information Landlord may reasonably request with respect to the proposed assignee or subtenant. Landlord, by notice given to Tenant within thirty (30) days after receipt of Tenant’s request for consent, may terminate this Lease on a date to be specified in said notice (the “Termination Date”), which date shall be not earlier than one (1) day before the effective date of the proposed assignment or subletting nor later than sixty-one (61) days after said effective date. Tenant shall vacate or surrender the Premises on or before the Termination Date and the term of this Lease shall end on the Termination Date as if it were the Term Expiration Date.

(c) If Landlord shall not exercise its option to terminate this Lease pursuant to subsection (b) above, Landlord shall not unreasonably withhold, condition or delay its consent to the proposed assignment or subletting for the use(s) permitted in this Lease, provided that:

(1) intentionally omitted;

(2) Tenant shall not then be in default hereunder beyond the expiration of any applicable grace or notice and cure period;

(3) the proposed assignee or subtenant shall have a financial standing and propose to use the Premises in a manner consistent with the permitted uses of the Building;

(4) intentionally omitted;

(5) intentionally omitted;

(6) in case of subletting, the subtenant shall be expressly subject to all of the obligations of Tenant under this Lease and the further condition and restriction that such sublease shall not be assigned, encumbered or otherwise transferred or the Premises further sublet by the subtenant in whole or in part, or any part thereof suffered or permitted by the subtenant to be used or occupied by others, without the prior written consent of Landlord in each instance;

(7) no subletting shall end later than one (1) day before the Term Expiration Date;

(8) there shall not be more than two (2) occupants (including Tenant) on any floor of the Premises having a separate entrance to their respective premises; and

(9) Tenant shall reimburse Landlord on demand for any reasonable costs, including reasonable attorneys’ fees and disbursements, that may reasonably and actually be incurred by Landlord in connection with said assignment or sublease.

If there is a dispute between Landlord and Tenant as to the reasonableness of Landlord’s refusal to consent to any subletting or assignment, such dispute shall be determined by arbitration in accordance with the prevailing rules of the American Arbitration Association. The arbitrators shall be bound by the provisions of this Lease and shall not add to, subtract from or otherwise modify such provisions. Notwithstanding any contrary provisions hereof, Landlord shall not be liable to Tenant for a breach of Landlord’s covenant not unreasonably to withhold, condition or delay such consent, and Tenant’s sole remedy in such event shall be to enter into the proposed subletting or assignment.

(d) Tenant shall deliver to Landlord a copy of each sublease or assignment made hereunder promptly after the date of its execution. Tenant shall remain fully liable for the performance of all Tenant’s obligations hereunder notwithstanding any subletting or assignment provided for herein and, without limiting the generality of the foregoing, shall remain fully responsible and liable to Landlord for all acts and omissions of any subtenant, assignee or anyone claiming by, through or under any subtenant or assignee which shall be in violation of any of the obligations of this Lease, and any such violation shall be deemed to be a violation by Tenant. Notwithstanding any assignment and assumption by the assignee of the obligations of Tenant hereunder, Tenant herein named, and each immediate or remote successor in interest of Tenant herein named, shall remain liable jointly and severally (as a primary obligor) with its assignee and all subsequent assignees for the performance of Tenant’s obligations hereunder, and shall remain fully and directly responsible and liable to Landlord for all acts and omissions on the part of any assignee subsequent to it in violation of any of the obligations of this Lease, except however, if Tenant shall assign the Lease to a corporation the net worth of which, as reflected on its most recent 10-Q and 10-K filings with the Securities Exchange Commission (or most recent audited financial statement if no 10-Q or 10-K is being filed) and as certified to Landlord by a reputable independent certified public accounting firm reasonably acceptable to Landlord, exceeds the greater of (i) $500,000,000 or (ii) the net worth of True North Communications, Inc. immediately prior to such assignment and such assignee shall execute an assumption agreement with Landlord, in form and substance satisfactory to Landlord, pursuant to which it assumes all of Tenant’s obligations under this Lease accruing from and after the assignment date, then

Tenant herein named shall have no further liability to Landlord for damages accruing after the assignment date.

(e) No assignment of Tenant’s interest in this Lease shall be binding upon Landlord unless the assignee, and, if the assignee is a partnership, the individual partners thereof, shall execute and deliver to Landlord an agreement, in recordable form, whereby such assignee agrees to be bound by and to perform all of the obligations of Tenant hereunder and further expressly agrees that notwithstanding such assignment the provisions of this Article shall continue to be binding upon such assignee with respect to all future assignments and transfers.

(f) If Landlord shall consent to any assignment or subletting and Tenant shall either (i) receive any consideration from its assignee (other than a related entity or successor entity (as such terms are hereinafter defined)) in connection with the assignment of this Lease, Tenant shall pay over to Landlord so much, if any, of such consideration (including, without limitation, sums designated by the assignee as paid for the purchase of Tenant’s Property in the Premises, less the then net unamortized or undepreciated cost thereof determined on the basis of Tenant’s federal income tax returns, or, if Tenant does not file such returns, on the same basis as carried on Tenant’s books) as shall exceed the brokerage commissions, attorneys’ fees and disbursements, advertising expenses and cost of preparation of space (amortized on a straight-line basis over the unexpired Term) reasonably incurred by Tenant for such assignment or (ii) sublet the Premises or any portion thereof to anyone (other than a related entity or successor entity) for rents, additional charges or other consideration (including, without limitation, sums designated by the subtenant as paid for the purchase of Tenant’s Property in the Premises, less the then net unamortized or undepreciated cost thereof determined on the basis of Tenant’s federal income tax returns or, if Tenant does not file such returns, on the same basis as carried on Tenant’s books) which for any period shall exceed the rents payable for the subleased space under this Lease for the same period, Tenant shall pay Landlord, as Additional Rent, one-half (½) of such excess less brokerage commissions, attorneys’ fees and disbursements, advertising expenses and cost of preparation of space (amortized on a straight-line basis over the term of such subletting) reasonably incurred by Tenant for such subletting. All sums payable to Landlord pursuant to clause (i) of this Section shall be paid on the effective date of such assignment and all sums payable to Landlord pursuant to clause (ii) of this Section shall be paid on the date or dates such sums are payable to Tenant by the subtenant.

(g) In the event that Tenant fails to execute and deliver assignment or sublease to which Landlord consented under the provisions of this Article within forty-five (45) days after the giving of such consent, then Tenant shall again comply with all of the provisions of this Article before assigning its interest in the Lease or subletting the Premises.

(h) The consent of Landlord to an assignment or subletting shall not relieve Tenant from obtaining the express consent in writing of Landlord to any further assignment or subletting.

(i) Notwithstanding anything to the contrary contained in this Lease, Tenant may, upon ten days’ prior notice to Landlord and without any option on Landlord’s part to terminate this Lease pursuant to Section 5.01(b) hereof, from time to time permit any corporations or other business entities which control, are controlled by, or are under common control with Tenant (herein referred to as “related party”) to sublet all or part of the Premises for any of the purposes permitted to Tenant, subject however to compliance with Tenant’s obligations under this Lease and provided that (i) Tenant shall not be in default in the performance of any of its obligations under this Lease beyond the expiration of all applicable grace and notice and cure periods and (ii) prior to such subletting Tenant furnishes Landlord with the name of any such related party, together with a certification of Tenant that such sublessee is a related party to Tenant. In connection with the information to be provided to Landlord pursuant to this Section, Landlord shall have the right, from time to time, to examine such books and records of Tenant as may be necessary to establish that such subtenant remains a related party of Tenant provided that it keeps such information confidential (unless disclosure thereof is required by law). Such subletting shall not be deemed to vest in any such related party any right or interest in this Lease or the Premises nor shall it relieve, release, impair or discharge any of Tenant’s obligations hereunder.

(j) Notwithstanding anything to the contrary contained herein, Tenant may, upon ten days’ prior notice to Landlord and without any option on Landlord’s part to terminate this Lease pursuant to Section 5.01(b) hereof, from time to time, assign its entire interest in this Lease and the leasehold estate hereby created to a related party or a successor entity (as hereinafter defined), provided that (i) Tenant shall not be in default in the performance of any of its obligations under this Lease beyond the expiration of all applicable grace and notice and cure periods and (ii) prior to such assignment, Tenant shall furnish Landlord with the name of any such related party or successor entity, as applicable, together with a certification of Tenant, and such other proof as Landlord may request, that such assignee is a related party or successor entity, as applicable, to Tenant. Landlord shall have the right, from time to time, to request further certification from Tenant that such assignee remains a related party to Tenant. The term “successor entity” shall mean any person or business entity into which Tenant is merged, with which Tenant is consolidated that acquires all or substantially all of the assets of Tenant or that acquires control over Tenant through a change in control.

(k) If Tenant’s interest in this Lease is assigned, or if the Premises or any part thereof is sublet or occupied by anyone other than Tenant, Landlord may collect rent from the assignee, subtenant or occupant and apply the net amount collected to the Base Rent and additional rent due under this Lease. Notwithstanding the foregoing, no such assignment, subletting, occupancy or collection shall be construed as (i) a waiver of the provisions of this Section or of any default hereunder, (ii) the acceptance of the assignee, subtenant or occupant as Tenant, or (iii) a release of Tenant from the further observance or performance of all of the covenants, conditions, terms and provisions on the part of Tenant to be performed or observed under this Lease.

(l) Every subletting hereunder is subject to the express condition, and by accepting a sublease hereunder each subtenant shall be conclusively deemed to have agreed, that if this Lease is terminated prior to the Term Expiration Date or if Landlord succeeds to Tenant’s estate in the Premises, then, at Landlord’s election, such subtenant shall either surrender the Premises to Landlord within sixty (60) days of Landlord’s request therefor, or shall attorn to and recognize Landlord as such subtenant’s landlord under such sublease, and such subtenant shall promptly execute and deliver any instrument Landlord may reasonably request to evidence such attornment and recognition.

5.02 Assignment by Landlord. Landlord shall have the right to transfer and assign, in whole or in part, all of its rights and obligations under this Lease and in the Real Property, and, in such event and upon such transfer (and any such transferee shall have the benefit of, and be subject to, the provisions of Sections 5.03 and 5.04 hereof), and irrespective of whether Landlord expressly assigns this Lease, such transferee shall be deemed to have assumed all of the obligations of Landlord under this Lease. Upon such transfer and assignment and the delivery to Tenant of a written agreement pursuant to which such Transferee/assignee assumes Landlord’s obligations accruing hereunder after the assignment date, then Landlord shall have no further liability or obligation thereafter accruing under this Lease, but Landlord shall not be released from liability for defaults that accrued on or prior to the assignment date.

5.03 Quiet Enjoyment. Landlord covenants that Tenant shall and may peaceably and quietly have, hold and enjoy the Premises, subject to the other terms of this Lease, provided that Tenant fully and punctually pays the Base Rent and additional rent and performs all of Tenant’s covenants and agreements contained in this Lease. This covenant and any and all other covenants of Landlord contained in this Lease shall be binding upon Landlord and its successors only with respect to breaches which occur during its and their respective period of ownership of Landlord’s interest.

5.04 Limitation of Landlord’s Liability. Tenant shall look solely to Landlord’s estate and interest in the Building for the satisfaction of any right of Tenant for the collection of a judgment or other judicial process or arbitration award requiring the payment of money by Landlord, and no other property or assets of Landlord, Landlord’s agents, officers, directors, partners, joint venturers, trustees or principals (disclosed or undisclosed) or affiliates shall be subject to levy, lien, execution, attachment or other enforcement procedure for the satisfaction of Tenant’s rights and remedies under or with respect to this Lease, the relationship of Landlord and Tenant hereunder or under law, or Tenant’s use and occupancy of the Premises or any other liability of Landlord to Tenant.

ARTICLE 6

SUBORDINATION AND DEFAULT PROVISIONS

6.01 Subordination. (a) This Lease is subject and subordinate to (i) all mortgages and building loan agreements which may now or hereafter affect any portion of the Real Property or any Superior Lease (as hereafter defined), including leasehold mortgages and spreader and consolidation agreements (each, a “Superior Mortgage”), (ii) all present and future ground leases, operating leases, superior leases, overriding leases and underlying leases covering all or any part of the Real Property (each, a “Superior Lease”) and (iii) all renewals, modifications, consolidations, replacements, increases, and extensions of Superior Mortgages and Superior Leases provided that Landlord shall have obtained a Non-Disturbance Agreement (as hereinafter defined) from such Superior Mortgagee (as hereinafter defined) or Superior Lessor (as hereinafter defined), as the case may be, as a condition precedent to such subordination as hereinafter provided. Tenant shall cooperate with Landlord in obtaining such agreement from any such Superior Mortgagee or Superior Lessor, as the case may be. In no event shall Landlord be required to (i) make any payment to any such Superior Mortgagee or Superior Lessor, as the case may be, other than attorneys’ fees in connection with review of this Lease and preparation of such Non-Disturbance Agreement, (ii) alter any of the terms of its financing with any such Superior Mortgagee or Superior Lessor or (iii) commence any action against any such Superior Mortgagee or Superior Lessor, as the case may be, in order to obtain any such agreement. Landlord shall obtain a Non-Disturbance Agreement from any Superior Mortgagee with respect to this Lease. The term “Non-Disturbance Agreement” shall mean an agreement in recordable form between Tenant and any Superior Lessor or Superior Mortgagee, which shall provide in substance that, as long as Tenant is not in default under this Lease, such Superior Mortgagee or Superior Lessor, as the case may be, and their respective successors and assigns, will not disturb the exclusive possession of Tenant pursuant to this lease or name or join Tenant as a party defendant or otherwise (unless Tenant or such party claiming under or through Tenant is deemed a necessary and indispensable party under any then applicable law) in any suit, action or proceeding to enforce, nor will this Lease be terminated by enforcement of, any rights given to any such Superior Mortgagee or Superior Lessor, as the case may be, and their respective successors and assigns.

(b) If a Non-Disturbance Agreement has been provided to Tenant, then in the event of the enforcement by the holder of a Superior Mortgage (a “Superior Mortgagee”) or the lessor under a Superior Lease (a “Superior Lessor”) of the remedies provided for by law or by such Superior Mortgage or Superior Lease, Tenant shall, upon request of any person or party succeeding to Landlord’s interest as a result of such enforcement, automatically become the tenant of such successor in interest without change in the terms or provisions of this Lease; provided, however, that such successor in interest shall not be bound by (i) any payment of Base Rent, Tenant’s Tax Payment or Operating Expense Payment for more than one month in advance, except for prepayments for prorated Rent payments and in the nature of security for the performance by Tenant of its obligations under this Lease, (ii) any amendment or modification of this Lease made without the consent of such Superior Mortgagee, Superior Lessor, or other such successor in interest, (iii) liable for any previous act or omission or negligence of Landlord under this Lease unless it constitutes a continuing default (or liable for any act or omission of Landlord pursuant to Section 8.28 hereof, irrespective of whether it constitutes a continuing default); (iv) subject to any counterclaim, defense or offset, unless it shall have accrued to Tenant against Landlord pursuant to this Lease; and (v) liable for any security deposited pursuant to this Lease unless such security has actually been delivered to such successor in interest. Nothing contained in this Section 6.01 shall be construed to impair any right otherwise exercisable by any such successor in interest so long as it shall have executed and delivered a Non-Disturbance Agreement pursuant to this Article 6. Upon request by such successor in interest, Tenant shall execute and deliver an instrument or instruments in recordable form and otherwise satisfactory to such successor in interest confirming the attornment provided for herein. Notwithstanding anything contained in this Lease to the contrary, in the event of any default by Landlord in performing its covenants or obligations which would give Tenant the right to claim partial or total eviction or abatement or rent or a right to terminate, Tenant shall not exercise such right unless and until (i) Tenant gives notice of such default (which notice shall specify the exact nature of such default and how the same may be cured) to all such Superior Mortgagees and Superior Lessors of which Tenant has received notice and (ii) such Superior Mortgagee and Superior Lessor fails to cure (or cause to be cured) such default within thirty (30) days (or if such default cannot be cured within such 30-day period, commence such cure within such 30-day period and thereafter diligently pursue such cure to completion) from the later of (x) giving of such notice by Tenant or (y) such successor in interest gaining possession of the Building.

(c) If, in connection with the procurement, continuation or renewal of any financing for which the Land or the Building or the interest of the lessee under a Superior Lease represents collateral in whole or in part, any institutional lender shall request reasonable modifications of this Lease as a condition of such financing, then, provided that such modifications do not materially increase the obligations of Tenant under this Lease or materially and adversely affect or impair any rights of Tenant under this Lease, Tenant shall enter into a written amendment of this Lease effecting such modifications.

6.02 Estoppel Certificate; Financial Information. Within ten thirty (30) days after request therefor by Landlord, Tenant shall:

(a) execute estoppel certificate(s) addressed to (i) any mortgagee or prospective mortgagee of Landlord or (ii) any purchaser or prospective purchaser of all or any portion of, or interest in, the Real Property, (iii) any other party designated by Landlord, which estoppel certificate(s) shall certify as to such facts and agree to such notice provisions and other matters as such mortgagee(s) or purchaser(s) or other party may reasonably require provided that such requirements do not modify, restrict or otherwise impair any of Tenant’s rights set forth in this Lease, and Tenant shall conclusively be bound by the matters set forth in such certificate(s) and such mortgagee or purchaser or other party may rely thereupon in effecting any contemplated transaction; and

(b) deliver to Landlord such information regarding the net worth and financial condition of Tenant as Landlord may reasonably request, provided that for so long as Tenant is a publicly-traded company, its quarterly 10-Q reports and annual 10-K report shall be deemed satisfactory for purposes of this Section 6.02(b).

6.03 Default. This Lease and the Term and estate hereby granted are subject to the limitations that:

(a) (i) in case Tenant shall default in any payment of Base Rent, Tenant’s Tax Payment, Operating Expense Payment, or additional rent on any date upon which the same becomes due and such default remains uncured for ten (10) days after notice thereof; or

(ii) in case Tenant shall default in the keeping, observance or performance of any covenant or agreement provided in this Lease (other than a default of the character referred to in clause (i) of this Section 6.03(a), and if such default shall continue and shall not be cured within thirty (30) days after Landlord shall have given to Tenant a specific written notice specifying the same, or, in the case of a default which, for causes beyond Tenant’s control cannot with due diligence be cured within such period of thirty (30) days, if Tenant shall not (A) promptly upon the giving of such notice, advise Landlord of Tenant’s intention duly to institute all steps necessary to cure such default and (B) duly institute and thereafter diligently prosecute to completion all steps necessary to cure such default; then, in any of such cases, Landlord shall, in addition to any other remedies available to it at law or in equity, be entitled to give to Tenant a notice of intention to end the Term at the expiration of five (5) days from the date of the giving of such notice. If such notice of intention to end the Term is given, this Lease and the Term and estate hereby granted shall terminate upon the expiration of such five (5) day period with the same effect as if such fifth (5th) day were the Term Expiration Date, but Tenant shall remain liable for damages as provided herein; and

(b) this Lease may be terminated by Landlord by notice given to Tenant within a reasonable time after Landlord first obtains knowledge of the happening of any one or more of the following events: (i) the commencement of a case in bankruptcy or under the laws of any state naming Tenant, True North Communications Inc., a Delaware corporation or any other guarantor (“Guarantor”) of Tenant’s obligations under this Lease as the debtor; or (ii) the making by Tenant or any such Guarantor of an assignment or any other arrangement for the benefit of creditors under any state statute. Neither Tenant nor any person claiming through or under Tenant, or by reason of any statute or order of court, shall be entitled to possession of the Premises after such termination by Landlord but shall forthwith quit and surrender the Premises. If this Lease shall be assigned in accordance with its terms, the provisions of this Substitution (b)shall be applicable only to the party then owning Tenant’s interest in this Lease and any Guarantors of such party’s obligations under this Lease.

6.04 Re-entry by Landlord. If this Lease shall terminate as provided in Section 6.03, Landlord or Landlord’s agents and servants may immediately or at any time thereafter re-enter into or upon the Premises, or any part thereof, in the name of the whole, either by summary dispossess proceedings or by any suitable action or proceeding at law, without being liable to indictment, prosecution or damages therefor, and may repossess the same, and may remove any persons therefrom, to the end that Landlord may have, hold and enjoy the Premises again as and of its first estate and interest therein. The words “re-enter”, “re-entry” and “re-entering” as used in this Lease are not restricted to their technical legal meanings.

6.05 Damages. In the event of a termination of this Lease (other than pursuant to Section 6.03(b), in which case only subsection (a) of this Section shall apply) Tenant shall pay to Landlord as damages, at the election of Landlord, either:

(a) a sum which, at the time of such termination, represents the then value of the amount, if any, by which (i) the aggregate of the Base Rent, Tenant’s Tax Payment and Operating Expense Payment which, had this Lease not terminated, would have been payable hereunder by Tenant for the period commencing with the day following the date of such termination and ending with the Term Expiration Date exceeds (ii) the aggregate fair rental value of the Premises for the same period (for the purposes of this subsection (a), the amount of Tenant’s Tax Payment and Operating Expense Payment which would have been payable by Tenant under Sections 2.03 and 2.04 shall, for each calendar year ending after such termination, be deemed to be an amount equal to the amount of Tenant’s Tax Payment and Operating Expense Payment payable by Tenant for the calendar year immediately preceding the calendar year in which such termination shall occur) discounted to the date of termination at the rate of United States Treasury obligations maturing nearest to the Term Expiration Date, or

(b) sums equal to the aggregate of the Base Rent, Tenant’s Tax Payment and Operating Expense Payment which would have been payable by Tenant had this Lease not terminated, payable upon the due dates therefor specified herein until the Term Expiration Date; provided, however, that if Landlord elects to re-let all or any part of the Premises for all or any part of the period commencing on the day following the date of such termination and ending on the Term Expiration Date, Landlord shall credit Tenant with the net rents received by Landlord from such reletting for such period, such net rents to be determined by first deducting from the gross rents as and when received by Landlord from such reletting the expenses incurred or paid by Landlord in terminating this Lease and of reentering the Premises and of securing possession thereof, as well as the expenses of reletting, including altering and preparing the Premises for new tenants, advertising costs, brokers’ commissions, and all other expenses properly chargeable against the Premises and the rental therefrom in connection with such reletting, it being understood that any such reletting may be for a period equal to or shorter or longer than the unexpired portion of the Term; provided, further, that (i) in no event shall Tenant be entitled to receive any excess of such net rents over the sums payable by Tenant to Landlord hereunder, (ii) in no event shall Tenant be entitled, in any suit for the collection of damages pursuant to this Section 6.05, to a credit in respect of any net rents from a reletting except to the extent that such net rents are actually received by Landlord prior to the commencement of such suit, and (iii) if the Premises or any part thereof should be relet in combination with other space, then proper apportionment on a square foot rentable area basis shall be made of the rent received from such reletting and of the expenses of reletting. Landlord shall use commercially reasonable efforts to relet the Premises in the event of such termination, but the foregoing damages shall not be reduced in any respect if Landlord is unable, for any reason whatsoever, to effect such reletting.

If the Premises or any portion thereof are re-let by Landlord for any portion of the unexpired Term prior to proof of damages to any court, commission or tribunal, the amount of the rent reserved upon such re-letting shall be deemed to be the fair and reasonable rental value of the portion of the Premises so re-let during the term of such re-letting.

Suit or suits for the recovery of any damages payable hereunder by Tenant, or any installments thereof, may be brought by Landlord from time to time at its election, and nothing contained herein shall require Landlord to postpone suit until the date when the Term would have expired but for such termination.

6.06 Other Remedies. (a) Nothing herein contained shall be construed as limiting or precluding the recovery by Landlord against Tenant of any sums or damages to which, in addition to the damages particularly provided above, Landlord may lawfully be entitled by reason of any default hereunder on the part of Tenant.

(b) A default of the type described in Section 6.03(a)(i) hereof shall not, unless Landlord so elects, create a conditional limitation under this Lease. On the occurrence of such a default, Landlord may, to the extent permitted by law, elect to commence a summary proceeding for failure to pay rent or a plenary action for recovery of unpaid rent rather than seeking a termination of this Lease on the basis of a conditional limitation.

6.07 Right to Injunction. In the event of a breach or threatened breach on the part of Tenant with respect to any of the covenants or agreements under this Lease on the part of or on behalf of Tenant to be kept, observed or performed, Landlord shall also have the right of injunction. The specified remedies to which Landlord may resort hereunder are cumulative and are not intended to be exclusive of any other remedies or means of redress to which Landlord may lawfully be entitled at any time, and Landlord may invoke any remedy allowed at law or in equity as if specific remedies were not herein provided for.

6.08 Certain Waivers by Tenant. Tenant waives and surrenders all right and privilege which it might have under or by reason of any present or future law to redeem the Premises or to have a continuance of this Lease for the Term after Tenant is dispossessed or ejected therefrom by process of law or under the terms of this Lease. Tenant waives its right to assert any counterclaim in any action brought by Landlord for non-payment of Base Rent or additional rent or any summary proceeding to recover possession of the Premises. Nothing contained in this Lease should constitute a waiver by Tenant of its legal rights to assert a claim for actual or constructive eviction.

6.09 No Waiver by Landlord. Failure of Landlord to declare any default immediately upon its occurrence or delay in taking any action in connection with such default shall not waive such default but Landlord shall have the right to declare any such default at any time thereafter. All rights, privileges, elections and remedies of Landlord are cumulative. Any amounts paid by Tenant to Landlord may be applied by Landlord, in its sole discretion, to any items then owing by Tenant to Landlord under this Lease, and receipt of a partial payment shall not be deemed to be an accord and satisfaction or waiver of the failure to make full payment.

6.10 End of Term. (a) Upon the expiration or termination of the Term, Tenant shall quit and surrender the Premises to Landlord, broom clean, in good order and in condition (except for those repairs to the Premises for which Landlord is responsible hereunder) at least as good as when it was first occupied by Tenant hereunder, ordinary wear and tear only excepted, with all of Tenant’s Property removed therefrom. Landlord shall thereupon have the right immediately or at any time thereafter to re-enter and resume possession of or to re-let the Premises. If the last day of the Term or any renewal thereof falls on a Sunday, this Lease shall expire at noon on the preceding Saturday unless the preceding Saturday is a legal holiday, in which case the Term shall expire at noon on the preceding business day.

(b) Tenant acknowledges that possession of the Premises must be surrendered to Landlord on the Term Expiration Date or the sooner termination of the Term. Tenant agrees to indemnify and save Landlord harmless from all costs, claims, loss or liability resulting from delay by Tenant in so surrendering the Premises, including, without limitation, any claims made by any succeeding tenant founded on such delay. The parties recognize and agree that the damage to Landlord resulting from any failure by Tenant to timely surrender possession of the Premises as aforesaid will be extremely substantial, will exceed the amount of the monthly installments of the Base Rent, Operating Expense Payment, Tenant’s Tax Payment and additional rent theretofore payable hereunder, and will be impossible to measure accurately. Tenant therefore agrees that if possession of the Premises is not surrendered to Landlord upon the Term Expiration Date or the sooner termination of the Term, in addition to any other rights or remedy Landlord may have hereunder or at law, and without in any manner limiting Landlord’s right to demonstrate and collect any damages suffered by Landlord and arising from Tenant’s failure to surrender the Premises as provided herein, Tenant shall pay to Landlord for each month and for each portion of any month during which Tenant holds over in the Premises after the Term Expiration Date or sooner termination of the Term, a sum equal to the product of (i) the aggregate of that portion of the Base Rent, Operating Expense Payment, Tenant’s Tax Payment and additional rent which was payable under this Lease during the last month prior to such expiration or termination multiplied by (ii) (A) 1.5 for the first thirty (30) days of such holdover period and (B) 2 thereafter. Nothing herein contained shall be deemed to permit Tenant to retain possession of the Premises after the Term Expiration Date or sooner termination of the Term or to limit in any manner Landlord’s right to regain possession of the Premises through summary proceedings, or otherwise, and no acceptance by Landlord of payments from Tenant after the Term Expiration Date or the sooner termination of the Term shall be deemed to be other than on account of the amount to be paid by Tenant in accordance with the provisions of this Section 6.10. The provisions of this Section shall survive the Term Expiration Date or sooner termination of the Term.

6.11 Attorneys’ Fees. In the event Landlord or Tenant places the enforcement of this Lease, or any part thereof, or Landlord places the collection of any Base Rent or additional rent due or to become due hereunder, or recovery of the possession of the Premises in the hands of an attorney, or files suit upon the same, then the prevailing party shall recover its reasonable attorneys’ fees and disbursements and court costs.

6.12 Indemnity. (a) Tenant shall indemnify Landlord and hold Landlord and Landlord’s officers, directors, shareholders, partners (both general and limited), employees, and other principals (disclosed and undisclosed) and all Superior Mortgagees and Superior Lessors harmless from and against all loss, cost, liability or expense arising out of or related to claims of injury to or death of persons or damage to property occurring or resulting directly or indirectly from the use or occupancy of the Premises or any activities of Tenant, its agents, contractors, employees, invitees or licensees, in or about the Premises or the Real Property, such indemnity to include, without limitation, the obligation to provide all costs of defense by legal counsel selected by Landlord against any such claims.

(b) Landlord shall indemnify Tenant and hold Tenant and Tenant’s officers, directors, shareholders, partners (both general and limited), employees, and other principals (disclosed and undisclosed) harmless from and against all loss, cost, liability or expense arising out of or related to claims of injury to or death of persons or damage to property occurring or resulting directly or indirectly from the use or occupancy of the Real Property’s common areas (including parking lots) or the negligent or other tortious activities of Landlord, its agents, contractors, employees, invitees or licensees, in or about the Premises, such indemnity to include, without limitation, the obligation to provide all costs of defense by legal counsel selected by Landlord (subject to Tenant’s approval, which shall not be unreasonably withheld, conditioned or delayed) against any such claims.

6.13 Subrogation Waiver. Notwithstanding anything to the contrary contained in the Lease, each of Landlord and Tenant hereby waives all rights of recovery, claim, action or cause of action against the other, its officers, directors, shareholders, partners (both general and limited), and other principals (disclosed and undisclosed), employees or contractors for any loss or damage that may occur to the Premises, or any improvements thereto, or the Building or any personal property of the waiving party by reason of fire, the elements or any other cause which is required by this Lease to be insured against, regardless of cause or origin, including negligence of the other, its agents, officers or employees. The waiving party shall advise its insurers of the foregoing and such waiver shall be a part of each policy maintained by the waiving party which applies to the Premises, any part of the Real Property, the waiving party’s property thereon, and/or use and occupancy of any part thereof by the waiving party.

ARTICLE 7

RULES OF THE BUILDING; INSURANCE; CONDEMNATION

7.01 No Nuisance. Tenant shall conduct its business and control its agents, employees, invitees and licensees in such manner as not to create any nuisance, or interfere with, annoy or disturb any other tenant of the Building or Landlord in its operation of the Real Property.

7.02 Building Rules. Tenant’s uses of the Premises and the Real Property shall comply with, and Tenant shall cause its licensees, employees, contractors, agents and invitees to comply with, the rules of the Building reasonably adopted and altered by Landlord from time to time for the safety, care and cleanliness of the Premises and the Building and for preservation of good order therein, all of which shall be communicated by Landlord to Tenant and shall be thereafter carried out and observed by Tenant, its agents, contractors, employees, invitees and licensees. Landlord shall not be liable for the violation by any tenant or other party of the rules of the Building. The initial rules of the Building are set forth in Exhibit D. If any rule of the Building shall conflict with any provision of this Lease, such provision of this Lease shall govern.

7.03 Compliance with Insurance Standards. Tenant shall not occupy or use the Premises, or permit any portion of the Premises to be occupied or used, for any business or purpose which is unlawful, disreputable or deemed by Landlord to be hazardous on account of fire or other hazards, or permit anything to be done which would in any way increase the risk of fire or other hazards, or permit anything to be done which would in any way increase the premiums or charges for fire or liability or any other insurance coverage on the Building and/or its contents or violate any Insurance Requirement. Landlord shall not be liable for the acts or omissions of other tenants or parties which are in violation of any comparable provisions of their respective leases, tenancies or obligations.

7.04 Casualty Insurance. Tenant shall maintain standard fire and extended insurance coverage on all of its personal property (including, without limitation, Tenant’s Property) located in the Premises and on all Initial Improvements and Alterations. If the annual premiums charged to Landlord for any casualty insurance it may carry exceed the standard premium rates because of the nature of Tenant’s operations in the Premises, then Tenant shall upon receipt of appropriate premium invoices reimburse Landlord for such increases in premium.

7.05 Liability and Other Forms of Insurance. (a) Tenant shall obtain and keep in full force and effect throughout the Term, at Tenant’s sole cost and expense, (i) either (A) comprehensive general liability insurance with a broad form liability endorsement including coverage for contractual liability or (B) commercial general liability insurance covering personal injury and advertising injury liability and medical payments coverage together with contractual liability coverage without reduction in coverage for an “insured contract” and (ii) any other liability coverage required pursuant to any other provisions of this Lease, including Section 4.02 hereof. Said comprehensive or commercial general liability insurance shall provide coverage on an occurrence basis with a minimum limit of liability of (i) $3,000,000 per occurrence for bodily injury (including death), (ii) $3,000,000 for personal injury liability (aggregate limit of liability for comprehensive general liability and injury limit of liability for commercial general liability coverage) and (iii) $3,000,000 per occurrence in respect of property damage.

(b) Said liability insurance is to be written without the inclusion of any defense costs within the limit of liability and shall name Landlord, Tenant and all Superior Mortgagees and Superior Lessors as insureds against any and all claims for bodily injury (including death), personal injury, or property damage occurring in, upon, adjacent to, or connected with the Premises or any part thereof and shall contain the waiver of subrogation provided in Section 6.13 hereof. Said liability insurance and the insurance required under Section 7.04 hereof and Paragraph (c) of this Section 7.05, is to be written in form reasonably satisfactory to Landlord by one or more good and solvent insurance companies of recognized standing admitted to do business in the State of Connecticut, rated by A.M. Best Co., Inc., or any successor thereto (or if there is none, a similar organization having a national reputation) as having a “Best’s rating” of at least “A (Excellent)” and a financial size of at least “Class XIII.” An appropriate certificate evidencing the insurance coverage required hereunder shall be delivered to Landlord together with any renewals or replacements thereof or endorsements thereto. Such insurance policy or certificate shall contain a provision that no act or omission of Tenant will affect or limit the obligation of the insurance company to pay the amount of any loss sustained and that the insurance offered thereunder shall not be canceled, nonrenewed, or coverage thereunder be reduced except upon thirty (30) days’ prior written notice to Landlord. Such insurance policy and any certificate thereof delivered to Landlord shall also specifically provide coverage for and include the entire text of Tenant’s indemnification and hold harmless obligations set forth in Section 6.12 hereof.

(c) Tenant shall obtain and keep in full force and effect throughout the Term, at Tenant’s sole cost and expense, (i) broad form machinery insurance on all air conditioning equipment, miscellaneous electrical apparatus and other pressure vessels or systems, whether fired or unfired, irrespective of whether installed by Landlord or Tenant, in or near the Premises, in amounts set by Landlord, but in no event less than $1,000,000; (ii) during the course of construction of any Alteration or Initial Improvement until completion thereof, builder’s risk insurance on an “all risk” basis (including collapse) on a completed value (non-reporting) form for full replacement value covering the interests of Landlord and Tenant (and their respective contractors and subcontractors), Superior Mortgagees and Superior Lessors in all work incorporated in the Building and all materials and equipment in or about the Premises; (iii) workers’ compensation insurance, as required by law; (iv) business interruption insurance; and (v) such other types of insurance in such amounts as Landlord may reasonably require from time to time.

(d) If Tenant fails to obtain any insurance required under this Lease, Landlord may, but shall not be obligated to, obtain such insurance. The amount of any premium paid in connection with such insurance shall be paid by Tenant to Landlord upon demand as additional rent.

(e) Landlord shall have the right at any time or times during the Term, on not less than thirty (30) days’ notice to Tenant, to require that Tenant modify the amounts and/or kinds of insurance coverage required to be maintained under this Lease to the amounts and/or kinds of coverages then required by Landlord of tenants entering into new leases in the Building or by other landlords’ insurance companies in the Fairfield County for tenants entering into leases of comparable space.

7.06 Condemnation. (a) If there is a total taking or a Constructive Total Taking (as defined in this Section) of the Building in condemnation proceedings or by any right of eminent domain, this Lease and the Term and estate hereby granted shall forthwith cease and terminate as of the date of taking of possession by the condemning authority. In the event of a taking which is less than a Constructive Total Taking, (a) the Term and estate hereby granted with respect to the taken part of the Premises shall forthwith cease and terminate as of the date of taking of possession by the condemning authority and the Base Rent shall be appropriately abated for the period from such date to the Term Expiration Date, and (b) Landlord shall with reasonable diligence restore the remaining portion of the Premises as nearly as practicable to its condition prior to such condemnation or taking; provided, however, that in no event shall Landlord be obligated to expend toward such restoration an amount in excess of the net condemnation award it actually receives after deducting all of Landlord’s costs of obtaining such award, including, without limitation, attorneys’ fees and disbursements. “Constructive Total Taking” means a taking of such scope that the untaken part of the Building (whether or not the Premises are affected by the taking) would in Landlord’s reasonable judgment be uneconomic to operate.

(b) In the event of any condemnation or taking of all or a part of the Building, Landlord shall be entitled to receive the entire award in the condemnation proceeding, including any award made for the value of the estate vested by this Lease in Tenant, and Tenant hereby assigns to Landlord any and all right, title and interest of Tenant now or hereafter arising in or to any such award or any part thereof, and Tenant shall be entitled to receive no part of such award; provided, however, that Tenant shall be entitled to assert a claim for its relocation costs and the then value of its leasehold improvements in a separate proceeding so long as it does not reduce Landlord’s condemnation award.

7.07 Casualty Clause. (a) In the event of a fire or other casualty in the Premises, Building or Real Property, Tenant shall immediately give notice of such event in or affecting the Premises to Landlord. If the Premises shall be partially destroyed by fire or other casualty so as to render the Premises untenantable in whole or in part, or such fire or other casualty in the Building or Real Property deprives Tenant of the beneficial use and enjoyment of the Premises, then the Base Rent, Operating Expense Payment and Tenant’s Tax Payment shall abate as to the portion of the Premises rendered untenantable until such time as the Premises and the Building and Real Property, to the extent necessary for the beneficial use and enjoyment of the Premises, are made tenantable, as reasonably determined by Landlord and Tenant, and, in the event they are unable to agree, then the determination of the same shall be referred to the AAA for Expedited Arbitration (as hereinafter defined). In the event of total or substantial damage or destruction of the Premises or the remainder of the Building from any cause, Landlord may, at its option, decide whether to rebuild. If Landlord shall decide to rebuild, then this Lease shall remain in full force and effect during such rebuilding period (except that Rent shall be abated as aforesaid) and Landlord shall rebuild promptly and diligently. In no event shall Landlord be obligated to expend toward any such restoration an amount in excess of the net insurance proceeds it actually receives (after deducting all of Landlord’s costs of obtaining such insurance proceeds including, without limitation, attorneys’ fees and disbursements). If Landlord shall decide not to rebuild, then all Base Rent and additional rent owed up to the time of such damage or destruction or termination shall be paid by Tenant and this Lease shall then cease and come to an end. Landlord shall give Tenant notice of its decisions or elections under this Section within sixty (60) days after any such damage or destruction. Notwithstanding anything contained in this Section, Landlord shall not be obligated to restore or rebuild the Initial Improvements.

(b) In the event of total or substantial damage or destruction of the Premises or the remainder of the Building and Real Property due to fire or other casualty, then, unless Landlord shall have elected not to rebuild, Landlord and Tenant shall jointly designate an independent architect or engineer to survey such damage or destruction and, within thirty (30)

days after the date of such damage or destruction, to submit a report containing its written estimate of the period of time necessary to restore the Premises and the Building to substantially the condition the same were in immediately prior to such damage or destruction. If Landlord and Tenant are unable to designate such architect or engineer within 30 days after the date of damage or destruction, then either party may, at any time thereafter, submit such designation to the AAA for Expedited Arbitration (as hereinafter defined) and the designation made by AAA shall be conclusive and binding upon the parties. If such estimated restoration period exceeds two hundred seventy (270) days, then Tenant shall have the right to terminate this Lease within ten (10) days after it receives a copy of such report by giving written notice of such termination to Landlord, and this Lease shall terminate upon the date of the giving of such notice as fully and completely as if such date were the Term Expiration Date originally set forth herein. If Tenant fails duly and timely to give such notice, then it shall be deemed conclusively to have waived any right to terminate pursuant to this Section 7.07(b).

ARTICLE 8

MISCELLANEOUS PROVISIONS

8.01 Notice. All notices, demands, consents, approvals, advices, waivers or other communications which may or are required to be given by either party to the other hereunder shall be in writing and shall be deemed to have been given when personally delivered, or three (3) days after being deposited in the United States mail, certified or registered, postage prepaid, and addressed to the party to be notified at the address for such party specified in the first paragraph of this Lease, or to such other place as the party to be notified may from time to time designate by at least fifteen (15) days’ notice to the notifying party. Duplicate copies of all notices shall, as a condition to their effectiveness, be sent in like manner to Brant K. Maller, Esq., Bryan Cave LLP, 245 Park Avenue, New York, New York 10167 as counsel to Landlord and to True North Communications, Inc., 101 East Erie Street, Chicago, Illinois 60611, Attn.: General Counsel and Chief Financial Officer and to Frank L. Baker III, Robinson & Cole LLP, Financial Centre, 695 East Main Street, P.O. Box 10305, Stamford, Connecticut 06904 as counsel to Tenant. Tenant hereby appoints as its agent to receive the service of notice of any dispossess or other proceedings the person in charge of or occupying the Premises at the time, and, if no person shall be in charge of or occupying the same, then such service may be made by attaching the same on the main entrance of the Premises.

8.02 Severability. If any term or provision of this Lease, or the application thereof to any person or circumstance, shall to any extent be invalid or unenforceable, the remainder of this Lease, or the application of such provision to persons or circumstances other than those as to which it is invalid or unenforceable, shall not be affected, and each provision of this Lease shall be valid and shall be enforceable to the full extent permitted by law.

8.03 Waiver of Trial by Jury. To the maximum extent permitted by law, Landlord and Tenant hereby waive trial by jury in any action, proceeding or counterclaim brought by either of them against the other (unless it relates to personal injury or property damage) on any matters whatsoever arising out of or in any way connected with this Lease, the relationship of Landlord and Tenant, Tenant’s use of or occupancy of the Premises, and any emergency statutory or any other remedy.

8.04 No Joint Venture. This Lease shall not be deemed or construed to create or establish any relationship of partnership or joint venture or similar relationship or arrangement between Landlord and Tenant.

8.05 No Broker. Each of Landlord and Tenant represents to the other that it has dealt with no broker, salesperson, finder or like agent in connection with this Lease other than Delphi Commercial Properties, Inc. and CB Commercial Real Estate Group, Inc. (“CB”) (Delphi Commercial Properties, Inc. and CB shall collectively be referred to herein as the “Broker”), and each of Landlord and Tenant shall indemnify and hold harmless the other from and against all loss, cost, liability and expense (including attorneys’ fees and disbursements) arising out of any claim for a commission or other compensation by any broker, salesperson, finder or like agent other than the Broker who alleges that it has dealt with the indemnitor in connection herewith. Landlord shall be responsible for payment of any commission due to the Broker in connection with this Lease pursuant to the terms of one or more separate agreements. The provisions of this Section shall survive the expiration or other termination of the Term.

8.06 Merger. This Lease embodies the entire understanding between the parties with respect to the subject matter hereof, and all prior agreements, understandings and statements, oral or written, with respect thereto are merged in this Lease.

8.07 Successors. This Lease shall be binding upon and inure to the benefit of Landlord, its successors and assigns, and shall be binding upon and inure to the benefit of Tenant, its successors, and, to the extent an assignment may be approved by Landlord, Tenant’s assigns.

8.08 Applicable Law. This Lease shall be construed and enforced according to the laws of the State of Connecticut without regard to principles of conflicts of law.

8.09 Reasonable Efforts. Whenever in this Lease there is imposed upon Landlord the obligation to use its best efforts, reasonable efforts or diligence, Landlord shall be required to do so only to the extent the same is economically feasible, will not require Landlord to become a party to any legal proceedings and otherwise will not impose upon Landlord extreme financial or other burdens.

8.10 Business Days. The term “business days” shall mean days other than Saturdays, Sundays, and all days observed by Federal, State or City government as legal holidays and those days designated as holidays by the applicable building service union employees service contract or by the applicable operating engineers contract with respect to HVAC services.

8.11 Building Directory. Landlord shall maintain listings on the Building directory (if any) of the names of Tenant, and the names of any of the officers and employees of Tenant (or its permitted assigns and subtenants), provided that the names so listed shall not use more than Tenant’s Percentage of space (or total number of listings) on the Building directory.

8.12 Adjacent Excavation - Shoring. If an excavation shall be made upon land adjacent to the Premises, or shall be authorized to be made, Tenant shall afford to the person causing or authorized to cause such excavation, license to enter upon the Premises for the purpose of doing such work as said person shall deem necessary to preserve the wall or the Building from injury or damage and to support the same by proper foundation without any claim for damages or indemnity against Landlord, or diminution or abatement of Base Rent or additional rent.

8.13 Binding Effect. This Lease is offered to Tenant for signature with the understanding that it shall not be binding upon Landlord unless and until Landlord shall have executed and unconditionally delivered to Tenant a fully executed copy of this Lease.

8.14 Exhibits. The terms and provisions of Exhibits A through D, inclusive, attached to this Lease are made a part of this Lease for all purposes.

8.15 Independent Covenants. Each of the terms of this Lease on Tenant’s part to be performed shall be deemed and construed as a separate and independent covenant of Tenant, not dependent upon any of the other terms of this Lease, except as otherwise specifically provided in this Lease.

8.16 Headings. The Article, Section and Exhibit headings in this Lease and the Table of Contents and Index to this Lease are inserted only as a matter of convenience or reference, and are not to be given any effect in construing this Lease.

8.17 Amendments. This Lease may not be changed, modified, abandoned or discharged, in whole or in part, nor any of its provisions waived except by a written instrument which (a) expressly refers to this Lease, and (b) is executed by the party against whom enforcement of the change, modification, abandonment, discharge or waiver is sought.

8.18 Authority. If Landlord or Tenant is a corporation, each person executing this Lease on behalf of Landlord or Tenant, as applicable, hereby covenants, represents and warrants that (a) such party is a duly incorporated or duly qualified (if foreign) corporation and is authorized to do business in the State of Connecticut (and a copy of evidence thereof shall promptly be supplied to the other upon request), and (b) each person executing this Lease on behalf of such party is an officer of such party and is duly authorized to execute, acknowledge and deliver this Lease to the other party (and a copy of a resolution to such effect shall promptly be supplied to the other party upon request). If such party is a partnership or other business entity, each person executing this Lease on behalf of such party similarly covenants, represents and warrants to the other party its authority to execute, acknowledge and deliver this Lease to the other party (and shall furnish evidence thereof reasonably satisfactory to the other party upon request).

8.19 Partnership Tenant. If Tenant is a partnership (or is comprised of two (2) or more persons, individually, or as joint venturers or as copartners of a partnership) or if Tenant’s interest in this Lease shall be assigned to a partnership (or to two (2) or more persons, individually, or as joint venturers or as copartners of a partnership) pursuant to Section 5.01 hereof (any such partnership and such persons are referred to in this Section as “Partnership Tenant”), the following provisions of this Section shall apply to such Partnership Tenant: (a) the liability of each of the parties comprising Partnership Tenant shall be joint and several, (b) each of the parties comprising Partnership Tenant hereby consents in advance to, and agrees to be bound by, any modifications, termination, discharge or surrender of this Lease which may hereafter be made, and by any notices which may hereafter be given, by Partnership Tenant or by any of the parties comprising Partnership Tenant, (c) any notices given or rendered to Partnership Tenant or to any of the parties comprising Partnership Tenant shall be deemed given or rendered to Partnership Tenant and to all such parties and shall be binding upon Partnership Tenant and all parties, (d) if Partnership Tenant shall admit new partners, all such new partners shall, by their admission to Partnership Tenant, be deemed to have assumed performance of all of the terms of this Lease on Tenant’s part to be performed and (e) Partnership Tenant shall give prompt notice to Landlord of the admission of any such new partners, and upon demand of Landlord, shall cause each such new partner to execute and deliver to Landlord an agreement in form satisfactory to Landlord, wherein each such new partner shall assume performance of all of the terms of this Lease on Tenant’s part to be performed (but neither Landlord’s failure to request any such agreement nor the failure of any such new partner to execute or deliver any such agreement to Landlord shall vitiate the provisions of clause (d) of this Section).

8.20 Joint and Several Liability; Gender. If more than one person executes this Lease as Tenant, each of them understands and hereby agrees that their obligations under this Lease are and shall be joint and several, that the term “Tenant” as used in this Lease shall mean and include each of them jointly and severally and that any act of or notice from, or notice or refund to, or the signature of any one or more of them with respect to the tenancy or this Lease, including, but not limited to, any renewal, extension, expiration, termination or modification of this Lease shall be binding upon each and all of the persons executing this Lease as Tenant with the same force and effect as if each and all of the persons executing this Lease had so acted or so given or received such notice or refund or so signed. For purposes of interpreting this Lease, the masculine gender shall include the feminine and vice versa and the neuter shall be deemed to refer to both of them as the context may require.

8.21 Supersession of Prior Lease(s). Effective on the Term Commencement Date, this Lease supersedes any and all prior leases between Landlord and Tenant with respect to any of the space included within the Premises.

8.22 Interpretation. (a) This Lease shall be construed without regard to any presumption or other rule requiring construction against the party causing this Lease to be drafted.

(b) In the event of any action, suit, arbitration, dispute or proceeding affecting the terms of this Lease, no weight shall be given to any deletions or striking out of any of the terms of this Lease contained in any prior draft of this Lease, and no such deletion or strike out shall be entered into evidence in any such action, suit, arbitration, dispute or proceeding, used to interpret the intent of the parties or given any weight whatsoever.

(c) For the purposes of this Lease and all agreements supplemental to this Lease, unless the context otherwise requires:

(i) The terms “include”, “including” and “such as” shall be construed as if followed by the phrase “without being limited to”. The words “herein”, “hereof”, “hereby”, “hereunder”, and words of similar import shall be construed to refer to this Lease as a whole and not to any particular Article or Section unless expressly so stated.

(ii) The term “obligations of this Lease” and words of like import, shall mean the covenants to pay Base Rent and additional rent and all of the other terms of this Lease. Any provision in this Lease that one party or the other or both shall do or not do or shall cause or permit or not cause or permit a particular act, condition or circumstance shall be deemed to mean that such party so covenants or both parties so covenant, as the case may be.

(iii) The term “Tenant’s obligations hereunder”, and words of like import, and the term “Landlord’s obligation hereunder”, and words of like import, shall mean the obligations of this Lease which are to be performed or observed by Tenant, or by Landlord, as the case may be. Reference to “performance” of either party’s obligations and words of like import shall be construed as “payment, performance and observance”. Tenant’s obligations hereunder shall be construed in every instance as conditions as well as covenants.

(iv) Reference to Tenant being “in default hereunder”, and words of like import, shall mean that Tenant, by its own acts or omissions, or those of anyone claiming under or through Tenant, is in default in the performance of one or more of Tenant’s obligations hereunder.

(v) Reference to Landlord as having “no liability to Tenant” or being “without liability to Tenant”, and words of like import, shall mean that Tenant is not entitled to terminate this Lease, or to claim actual or constructive eviction, partial or total, or to receive any abatement or diminution of rent, or to be relieved in any manner of any of its other obligations hereunder, or to be compensated for loss or injury suffered by it or its agents, employees, contractors, invitees, licensees or any other occupants of the Premises or to enforce any other legal or equitable right or kind of liability whatsoever against Landlord, Landlord’s affiliates, Landlord’s agents or any Superior Lessor or Superior Mortgagee or their respective agents, employees, contractors, officers, directors, shareholders, partners and principals (disclosed or undisclosed), under or with respect to this Lease or with respect to Tenant’s use or occupancy of the Premises.

(vi) The terms “termination of this Lease”, “termination of the Term” and words of like import shall include expiration or sooner termination of this Lease and the

Term and the estate hereby granted or cancellation of this Lease pursuant to any of the provisions of this Lease or pursuant to law. Upon the termination of this Lease or of the Term, the Term and estate granted by this Lease shall end at noon of the date of termination as if such date were the Term Expiration Date, and neither party shall have any further obligation or liability to the other after such termination except (A) as shall be expressly provided for in this Lease and (B) for such obligations as by their nature or under the circumstances can only be, or by the provisions of this Lease, may be, performed after such termination, and, in any event, any liability for a payment of Base Rent or additional rent which shall have accrued as of the date of termination shall survive the termination of this Lease.

(vii) The term “the terms of this Lease” “the terms of this Article” or “the terms of this Section” and words of like import shall include all terms, covenants, conditions, provisions, obligations, limitations, restrictions, reservations and agreements of this Lease or such Article, as the case may be.

(viii) Consent or Approved Fees. Whenever Landlord’s consent or approval is required hereunder, unless expressly otherwise provided herein, Landlord shall be entitled to be reimbursed for its reasonable and actual fees paid to third parties.

8.23 No Immunity: Consent to Jurisdiction. Tenant hereby represents to Landlord that it is not entitled, directly or indirectly, to diplomatic or sovereign immunity and, with respect to any and all disputes arising, directly or indirectly, out of this Lease, Tenant hereby consents to, and shall be subject to service of process in, and the jurisdiction of the courts of, the State of Connecticut. The provisions of this Section shall survive the termination of the Term.

8.24 Arbitration. (a) The parties hereto shall not be deemed to have agreed to determination of any dispute arising out of this Lease by arbitration unless determination in such manner shall have been specifically provided for in this Lease.

(b) The party desiring arbitration shall give notice to that effect to the other party and shall in such notice appoint a person as arbitrator on its behalf. Within 10 days, the other party by notice to the original party shall appoint a second person as arbitrator on its behalf. The arbitrators thus appointed shall appoint a third person and such three arbitrators shall as promptly as possible determine such matter, provided however, that

(i) If the second arbitrator shall not have been appointed as aforesaid the first arbitrator shall proceed to determine such matter, and

(ii) if the two arbitrators appointed by the parties shall be unable to agree, within 10 days after the appointment of the second arbitrator, upon the appointment of a third arbitrator, they shall give written notice to the parties of such failure to agree, and if the parties fail to agree upon the selection of such third arbitrator within 10 days after the arbitrators appointed by the parties give notice as aforesaid, then within 5 days thereafter either of the parties upon notice to the other party may request such appointment by the American Arbitration Association (or any organization successor thereto), or in its absence, refusal or inability to act may apply for a court appointment of such arbitrator.

(c) Each arbitrator shall be a fit and impartial person who shall have had at least 10 years’ experience in the County of Fairfield, State of Connecticut in a calling connected with the matter of the dispute.

(d) The arbitration shall be conducted to the extent consistent with this Section, in accordance with the then prevailing rules of the American Arbitration Association (or any organization successor thereto). The decision and award shall be rendered by the arbitrators, upon the concurrence of at least two of their number, within 30 days after the appointment of the third arbitrator, or, in the case of a determination by a single arbitrator pursuant to Section 8.24(a)(i), within 30 days after the expiration of the period during which a second arbitrator may be appointed. Such decision and award shall be in writing and shall be final and conclusive on the parties, and counterpart copies thereof shall be delivered to each of the parties. In rendering such decision and award, the arbitrators shall not add to, subtract from or otherwise modify the provisions of this Lease. Judgment may be had on the decision and award of the arbitrator(s) so rendered in any court of competent jurisdiction.

(e) Each party shall pay the fees and expenses of the one of the two original arbitrators appointed by or for such party and the fees and expenses of the third arbitrator and all other expenses of the arbitration other than the fees and disbursements of attorneys or witnesses for each party) shall be borne by the parties equally.

(f) Notwithstanding the provisions of this Section, if any delay in complying with any requirement of this Lease by Tenant might subject Landlord to any fine or penalty, or to prosecution for a crime, or if it would constitute a default by Landlord under any Superior Mortgage or the Superior Lease. Landlord may exercise its right under Section 4.07 to remedy such default and in such event the sole question to be determined by the arbitrators under this Article shall be whether Tenant is liable under Section 4.07 for Landlord’s costs and expenses of curing such default.

8.25 Parking. Landlord covenants that, as of November 1, 1998, (a) there shall be at least 300 parking spaces serving the Real Property, of which ten (10) shall be reserved for the exclusive use of Tenant’s executive officers and ten (10) shall be reserved for the exclusive use of Tenant’s visitors’ during normal business hours, and (b) eighty-five (85) parking spaces shall be available in the evenings and on weekends in the commuter parking lot adjacent to the Real Property that serves the Real Property. Tenant shall at all times have the nonexclusive use of at least three (3) parking spaces per 1,000 square feet of rentable floor area of the Premises. Landlord represents to Tenant that it is the contract vendee of the property now known as 3 Rowan Street, Norwalk, Connecticut (“3 Rowan Street”). Landlord covenants that (i) upon its acquisition of title to 3 Rowan Street, (which shall occur prior to the Rent Commencement Date) and the property known as 10 Rowan Street, Norwalk Connecticut or such other property on Rowan Street in the immediate vicinity of the Building as to which Landlord may acquire title, the same shall be added to the Land and thereby become part of the Real Property, (ii) Landlord shall, at its expense, use commercially reasonable efforts to acquire the same, demolish the structures located thereon and create the maximum number of parking spaces thereon (but not less than 50) as shall be permitted by applicable Legal Requirements and (iii) Tenant shall have the exclusive use of all such spaces throughout the Term.

8.26 Roof; Antenna and Satellite Dish. (i) Provided Tenant is not then in default under this Lease beyond the expiration of any applicable grace and notice and cure periods, then Tenant shall have a non-exclusive license, at no charge to Tenant, to use space on the roof of the Building for the purpose of installing thereon an antenna and satellite dish for receiving and sending electronic communications, subject to the terms and provisions of this Lease. If Tenant desires to use such roof space, it shall notify Landlord thereof and advise Landlord of the dimensions of the required roof space and any particular requirements. Landlord shall then advise Tenant of the roof space available to Tenant after taking into consideration Tenant’s requirements and the location of other equipment and facilities on the roof.

(ii) The installation of the antenna and satellite dish shall be subject to height limitations and other conditions of applicable Legal Requirements. The installation, use and operation of the antenna and satellite dish are subject to all of the terms and provisions of this Lease, including, but not limited to, the provisions of Article 4.

(iii) Landlord reserves the right to recapture such roof space or part thereof if necessary in order to comply with applicable Legal Requirements or Insurance Requirements. Landlord shall exercise such right of recapture by giving notice of exercise thereof to Tenant, setting forth the space to be recaptured (“Recaptured Roof Space”) and the date the space is to be recaptured, which shall be no earlier than ten (10) days from the date of such notice. If Landlord exercises such right to recapture the Recaptured Roof Space or part thereof, then it shall provide Tenant with substitute space on the roof of the Building (“Substitute Roof Space”) for its installation on the recaptured Roof Space. The cost of removing Tenant’s installation from the Recaptured Roof Space and installing the same on the Substitute Roof Space shall be borne solely by Tenant. Tenant shall cooperate with Landlord in connection with such removal and/or installation. Landlord agrees that such relocation of Tenant’s installation shall be done in such manner so as to reasonably minimize interruption of Tenant’s operations within the Building.

(iv) Tenant and its agents, employees, invitees, and licensees shall have the nonexclusive license to enter upon and use portions of the roof designated by Landlord from time to time in its sole discretion for uses permitted hereunder and subject to all applicable Legal Requirements and Insurance Requirements, such reasonable rules and regulations with respect to the use and operation thereof as may be promulgated by Landlord from time to time and Landlord’s rights of access thereto to make repairs and replacements for the Building. Tenant shall, at its expense, as part of the Initial Improvements and subject to the requirements of this Lease, including, without limitation, Article 45 hereof, install decking on the roof to facilitate its proposed use thereof. In no event may Tenant perform any work to the roof that adversely affects any warranties issued in connection therewith.

8.27 Force Majeure. This Lease and the obligations of Tenant to pay Rent and perform all of the terms of this Lease on the part of Tenant to be performed shall in no way be affected because Landlord is unable or delayed in fulfilling any of its obligations under this Lease by reason of Force Majeure. Landlord shall in each instance exercise reasonable diligence to effect performance when and as soon as possible. “Force Majeure” shall mean any and all causes beyond Landlord’s reasonable control, including delays caused by Tenant, other tenants, governmental restriction, regulation or control, labor disputes, accident, or inability to obtain labor, fuel, steam, water, electricity or materials, acts of God, enemy action, civil commotion, fire or other casualty. Any such cause that can be cured solely by the payment of a liquidated sum shall not constitute an event of Force Majeure.

8.28 Tenant’s Self-Help Right.

(a) In the event that (i) Landlord shall have failed to perform its obligations under any or all of Section 3.01, Section 3.03(a), Section 3.04(a) or Section 3.04(b) hereof within a reasonable period of time under the circumstances after such obligation shall have accrued and such failure is not caused by the negligence or other tortious conduct of Tenant or Tenant’s agents, employees or contractors, (ii) Tenant shall have notified Landlord by notice clearly stating “NOTICE OF FAILURE TO PERFORM LANDLORD’S OBLIGATIONS PURSUANT TO SECTION(S) [RELEVANT SECTION(S) TO BE INSERTED]; LANDLORD’S FAILURE TO PERFORM SUCH OBLIGATIONS WITHIN FIFTEEN (15) DAYS SHALL ENTITLE TENANT TO PERFORM THE SAME” or language to substantially similar effect, (iii) Landlord shall have failed to cure such failure within 15 days after Landlord receives such notice from Tenant (or, if cure cannot by its nature be effected within such 15-day period, to commence such cure within such 15-day period and thereafter diligently and continuously to prosecute such cure to completion), (iv) Tenant shall have notified Landlord of such failure within five (5) days after the expiration of such 15-day period by notice clearly stating “SECOND NOTICE OF FAILURE TO PERFORM LANDLORD’S OBLIGATIONS PURSUANT TO SECTION(S) [RELEVANT SECTION(S) TO BE INSERTED]; LANDLORD’S FAILURE TO PERFORM SUCH OBLIGATIONS WITHIN TEN (10) DAYS SHALL ENTITLE TENANT TO PERFORM THE SAME”, (v) Landlord shall have failed to cure such failure within 10 days after Landlord receives such notice from Tenant (or, if such cure cannot by it nature be effected within such 10-day period, to commence such cure within such period and diligently and continuously prosecute such cure to completion), then Tenant shall have the right to cure such failure by performing such obligation(s) in the manner Landlord is required to perform the same and to recover from Landlord Tenant’s reasonable out-of-pocket costs actually paid to third parties in connection therewith; provided however, that none of the foregoing time periods shall apply to Tenant’s cure right in the event (x) of a bona fide emergency that poses an immediate and material threat of physical injury to Tenant’s employees, invitees and licensees or substantial interference with Tenant’s business operations at the Premises and (y) Tenant has used its best efforts to notify Landlord of such emergency condition as soon as possible and has provided Landlord a reasonable opportunity under the circumstance to cure the same.

(b) If Tenant shall have given any of the notices or incurred any of the expenses described in Section 8.28(a) hereof and Landlord disputes the validity or accuracy of such notice or the reasonableness or necessity for such expense, then the resolution of such dispute may be submitted by Landlord to the (or any successor organization thereto) for Expedited Arbitration. Landlord and Tenant shall bear the costs of all the arbitration equally, but each shall be solely responsible for its own attorney’s fees and witness expenses. The term “Expedited Arbitration” shall mean an arbitration conducted in accordance with the Expedited Procedures provisions (Rules 53 through 57 in the current edition) of the commercial arbitration rules of the AAA; provided, however, that, with respect to any such arbitration: (i) the list of arbitrators referred to in Rule 54 shall be returned within 5 business days from the date of mailing; (ii) the parties shall notify the AAA, by telephone, within 4 business days of any objections to the arbitrator appointed and will have no right to object if the arbitrator so appointed was on the list submitted by the AAA and was not objected to in accordance with Rule 54; (iii) the Notice of Hearing referred to in Rule 55 shall be 4 business days in advance of the hearing; and (iv) the hearing shall be held within 7 business days after the appointment of the arbitrator. Each arbitrator shall be duly sworn to determine such matter fairly and impartially. If any arbitrator shall die, be disqualified or incapacitated, or shall fail to refuse to act, before such matter shall have been determined, then, in place of such arbitrator, an arbitrator shall promptly be appointed in the same manner as the arbitrator who shall have died, become disqualified or incapacitated, or who shall have failed or refused to act. Judgment on such determination of the arbitrator may be entered by either party, upon notice to the other party, in any court having jurisdiction.

ARTICLE 9

ADDITIONAL SPACE OPTIONS

9.01 Additional Space Options

(a) If, at any time during the Term prior to the day that is one (1) year prior to the Term Expiration Date (as the same may be extended pursuant to Article 10 hereof), (i) any portion of the first floor of the Building that is not part of the Premises or the First Floor Space becomes available to Landlord for leasing due to the expiration of a lease by its terms, a termination by an agreement between Landlord and such tenant or a termination by reason or such tenant’s default under its lease of such space (each, an “Additional Space”) and (ii) Tenant is not in default under the terms of this Lease (or, if a default exists, it is thereafter cured within the applicable grace or cure period), then Landlord shall give Tenant notice (an “Additional Space Notice”) of the availability of the Additional Space, which Additional Space Notice shall include Landlord’s estimate of the annual fair market fixed rent for the Additional Space Term (as hereinafter defined). The Additional Space Notice may be given up to 12 months prior to the expiration of a lease by its terms or up to 60 days after the termination of such lease by agreement or by reason of such tenant’s default. In each event, Tenant, subject to the provisions of this Article 9, shall have the right (the “Additional Space Option”) to lease the Additional Space pursuant to the terms of this Lease for a term (the “Additional Space Term”) to commence on the date set forth in the Additional Space Notice (the “Additional Space Commencement Date”), which Additional Space Commencement Date shall in no event be sooner than 60 days after the later of (1) date of the Additional Space Notice or (2) the date of such expiration or termination, and shall be coterminous with the Term, as the same may be extended pursuant to the provisions of Article 10 hereof. The Additional Space Option shall be exercised, if at all, by Tenant giving notice to Landlord (the “Additional Space Exercise Notice”) within 90 days after the giving of the Additional Space Notice (and time shall be of the essence with respect to the giving of the Additional Space Exercise Notice). Tenant’s failure duly to give the Additional Space Exercise Notice shall conclusively be deemed a waiver of the Additional Space Option with respect to such Additional Space then being offered.

(b) If Tenant shall effectively exercised an Additional Space Option as set forth in Section 9.01(a) hereof, then, provided that Tenant is not in default under the terms of this Lease both at the time of such exercise and on the Additional Space Commencement Date (or, if a default exists, it is thereafter cured within the applicable grace or cure period), this Lease shall be deemed amended, effective as of the Additional Space Commencement Date, as follows:

(i) such Additional Space shall be added to and form a part of the Premises with the same force and effect as if originally demised under this Lease, and the term “Premises” as used in this Lease shall include such Additional Space;

(ii) the Base Rent payable by Tenant for the Additional Space then being added shall be the greater of (A) 90% of the annual fair market fixed rent determined pursuant to Section 9.01(g) hereof and (B) the product of (1) the rentable square footage of such Additional Space multiplied by (2) the Base Rent per rentable square foot then being paid by Tenant with respect to the remainder of the Premises;

(iii) provided that Tenant is not in default of this Lease beyond the expiration of all applicable grace and cure periods, there shall be an additional credit against the Base Rent next accruing hereunder with respect to such Additional Space in an amount equal to one-third (1/3) of the amount then payable to CB with respect to the leasing of such Additional Space pursuant to that certain Leasing Commission Agreement, dated April 21, 1998, between Landlord and CB (the “CB Agreement”), it being understood that, although the amount of such credit is calculated with reference to such commission, Tenant represents to Landlord that Tenant is not sharing such commission in any manner.

(iv) The Tenant’s Percentage shall be increased appropriately to reflect the incorporation of such Additional Space into the Premises.

(v) Landlord shall install meter(s) to measure the consumption of electricity in such Additional Space, and, until such time as the meter or meters that measure electricity furnished to such Additional Space have been installed, Tenant shall pay for electricity at the same rate per rentable square foot of such Additional Space as Tenant is required to pay for the space originally demised hereunder; and

(vi) Landlord shall contribute a maximum aggregate amount of up to the product of (1) the rentable square footage of the Additional Space multiplied by (2) $32.00 multiplied by a fraction the numerator of which is the number of full months remaining in the Term on the Additional Space Commencement Date and the denominator of which is 120 (the “Additional Space Contribution”). The Additional Space Contribution shall be disbursed by Landlord in the same manner and subject to the same conditions as Landlord’s Contribution is disbursed with respect to the Initial Improvements.

(c) If Tenant does not duly and timely exercise the Additional Space Option in accordance with this Article 9 within such 90-day period, Landlord shall have the right to lease such Additional Space (along or in conjunction with other space) to any other such prospective tenant or tenants for any length of term and such Additional Space shall no longer be subject to the provisions of this Article 9.

(d) If Landlord is unable to give possession of the Additional Space because of the holding over or retention of possession of any tenant, undertenant or occupant or for any other reason whatsoever, including without limitation, that construction being performed in the Building has not been sufficiently completed to make the Additional Space ready for Tenant’s occupancy (as determined by Landlord), a certificate of occupancy has not been procured or for any other reason, and the validity of this Lease shall not be impaired under such circumstances, nor shall the same be construed in any way to extend the Term, but the Rent (including, without limitation, additional rent) payable hereunder for the Additional Space shall be abated (provided

Tenant is not responsible for the inability to obtain possession) until Landlord is able to deliver possession of the Additional Space to Tenant. Landlord shall use all commercially reasonable efforts to dispossess any such tenant, undertenant or other occupant, including, without limitation, commencing and diligently prosecuting an eviction proceeding.

(e) The termination, cancellation or surrender of this Lease shall terminate any rights of Tenant pursuant to this Article 9.

(f) If Tenant shall have effectively exercised the Additional Space Option as set forth in Section 9.01 hereof, Tenant shall accept the Additional Space “as is” in the state and condition that it may be on the Additional Space Commencement Date and Landlord shall have no liability to Tenant by reason of such state and condition. Landlord makes no representations as to the condition of the Additional Space or as to any other thing or fact related thereto. In no event, shall Landlord have any obligation to decorate, repair, alter, improve or otherwise prepare the Additional Space for Tenant’s occupancy.

(g) Landlord shall include in the Additional Space Notice Landlord’s estimate of the amount of the annual fair market fixed rent for the Additional Space Term, specifying in detail the basis therefor and 90% of such amount shall constitute the annual Base Rent for the Additional Space for the Additional Space Term then being offered unless within 30 days after the giving of such estimate, Tenant shall notify Landlord that it disputes such estimate specifying, in detail, the reasons therefor. If such dispute shall not be resolved with 60 days after Landlord gives Tenant the Additional Space notice, then Landlord and Tenant shall, within 10 days after the expiration of such 60-day period, submit such dispute to arbitration in accordance with the provisions of Section 8.24, and the arbitrator shall determine the annual fair market fixed rent for the Additional Space for the Additional Space Term in accordance with the instructions provided in Section 10.01(d) hereof, except that the Additional Space Term shall be deemed to be the greater of the actual Additional Space Term or five years only for purposes of determining such annual fair market fixed rent.

(h) If upon the commencement of the Additional Space Term, the Base Rent to be paid by Tenant during the Additional Space Term shall not have been determined (by arbitration or by agreement of Landlord and Tenant), Tenant shall, effective as of the Additional Space Commencement Date, pay as Base Rent the sum of the amount estimated by Landlord as the appropriate Base Rent for the Additional Space during the Additional Space Term. Tenant shall pay to Landlord, within 30 days after the determination of the Base Rent for the Additional Space Term, any underpayment of Base Rent by Tenant since the beginning of the Additional Space Term, together with interest thereon at the prime rate (from time to time in effect during the period), from the date of each such underpayment to the date or repayment by Tenant, and in the event of an overpayment by Tenant, since the beginning of the Additional Space Term, Landlord shall, at Landlord’s sole election, either (x) pay to Tenant the amount of any overpayment of such Base Rent by Tenant since the beginning of the Additional Space Term, together with interest thereon at the prime rate, or (y) grant Tenant a credit against Base Rent in the amount of such overpayment, together with interest thereon at 2% above the prime rate in either case from the dates of such overpayments until the date such credit is fully applied.

ARTICLE 10

RENEWAL OPTION

10.01 First Renewal Option

(a) Provided that Tenant is not in default of any provision of this Lease both at the time of the exercise of the option contained in this Section 10.01 (the “First Renewal Option”) and at the time of the commencement of the First Renewal Term (as hereinafter defined) (or, if a default exists, it is thereafter cured within the applicable grace or cure period), then Tenant shall have the right to renew the Term (the “Original Term”) for a period of five (5) years (the “First Renewal Term”) upon the same terms as contained in this Lease (including Article 2 hereof, without any change in the Base Tax Year or the Base Year for Operating Expenses) except that (w) the Base Rent during the First Renewal Term shall be determined as provided in Sections 10.01(a) through (g) hereof, inclusive, (x) the Base Rent shall not be abated, nor shall there be any credit, allowance or concession with respect thereto, (y) Landlord shall not perform any work to the Premises or contribute any sums thereto, and (z) Tenant shall then have only the right to renew the Term for the Second Renewal Term (as provided and defined in Section 10.02 hereof). If Tenant so elects to renew the Original Term for the First Renewal Term, then Tenant shall give notice to Landlord of such election on or before a date which is six (6) months prior to the commencement of the First Renewal Term. Upon Landlord’s receipt of such notice, this Lease, subject to the provisions of this Section 10.01, shall be automatically extended on the Term Expiration Date for the First Renewal Term with respect to the entire Premises covered by this Lease with the same force and effect as if the First Renewal Term had been originally included in the Term and the Term Expiration Date shall be deemed to be extended to the last day of the First Renewal Period.

(b) If Tenant shall have duly and timely exercised the First Renewal Option, then on or before a date which is four (4) months prior to the commencement of the First Renewal Term, Landlord shall send a notice to Tenant setting forth the Base Rent for the First Renewal Term which shall be the greater of (i) 90% of Landlord’s estimate of the annual fair market fixed rent specifying in detail the basis therefor for the Premises for the First Renewal Term and (ii) the Base Rent payable by Tenant with respect to the Premises during the last twelve (12) months of the Original Term. Landlord’s estimate of the annual fair market fixed rent shall be conclusive and binding as the basis for the calculation of the Base Rent for the Premises for the First Renewal Term unless (i) within thirty (30) days after the giving of such estimate, Tenant shall notify Landlord that it disputes such estimate, specifying, in detail, the reasons therefor, and (ii) if such dispute shall not be resolved by a date which is 75 days prior to the commencement of the First Renewal Term, Landlord and Tenant shall, not later than a date which is two (2) months prior to the commencement of the First Renewal Term, submit such dispute to arbitration, and the arbitrators shall determine the annual fair market fixed rent for the Premises for the First Renewal Term; provided, however, in no event shall the Base Rent payable during the First Renewal Term determined pursuant to this Article 10 be less than the Base Rent payable by Tenant with respect to the Premises during the last twelve (12) months of the Original Term.

(c) If, upon the commencement of the First Renewal Term, the Base Rent to be paid by Tenant during the First Renewal Term shall not have been finally determined (by arbitration or by agreement of Landlord and Tenant), Tenant shall, effective as of the commencement of the First Renewal Term, pay as Base Rent the amount estimated by Landlord as the appropriate Base Rent for the Premises during the First Renewal Term. Upon such final determination of the Base Rent, Tenant shall promptly pay to Landlord any underpayment of Base Rent by Tenant since the beginning of the First Renewal Term and, in the event of any overpayment of such Base Rent by Tenant since the beginning of the First Renewal Term, Landlord shall, at its sole election, either (i) promptly pay to Tenant the amount of such overpayment or (ii) grant Tenant a credit against Base Rent accruing under this Lease after the date of such final determination in the amount of such overpayment with interest on the unapplied portion of such credit at the prime rate for the period from the date of such final determination until such credit is fully applied.

(d) If the determination of the annual fair market fixed rent for the Premises during the First Renewal Term is submitted to arbitration pursuant to Section 10.01 (b) hereof, the first and second arbitrators appointed pursuant to Section 8.24 hereof shall submit their respective determinations to the third arbitrator within 20 days after the appointment of the third arbitrator. The third arbitrator shall conduct such hearings and investigations as he or she may deem appropriate. The first and second arbitrators shall be called and appear as witnesses (although the third arbitrator need not call any other witnesses), and each may act as an advocate for the party that appointed such arbitrator. The third arbitrator shall, within 20 days after submission of the determinations of the first and second arbitrators, pick one of such determinations as the annual fair market fixed rent for the Premises for the First Renewal Term. Such decision by the third arbitrator shall be in writing and shall be conclusive and binding on both Landlord and Tenant. In rendering such decision and award, the arbitrators shall not add to, delete from or otherwise modify the provisions of this Section 10.01 or any provisions of the Lease. The arbitrators shall make their respective determinations based on the following, and the arbitrators shall be so instructed:

(i) The phrase “annual fair market fixed rent” shall mean the then annual fair market rental rate for the Premises (determined on the assumption that the additional rent payable by Tenant under this Lease shall continue to be payable during the First Renewal Term without any change in the Base Tax Year, the Base Year for Operating Expenses or any other provisions of Article 2 or any other provisions of this Lease relating to additional rent;

(ii) The annual fair market rental rate for the Premises during the First Renewal Term shall be not less than the then annual fair market rental rate for comparable space for a comparable term in Fairfield County, determined on the assumptions and taking into consideration the factors set forth in this Section 10.01(d);

(iii) Any brokerage commission payable in connection with the leasing of the Premises for the First Renewal Term in accordance with written agreements between Landlord and the Broker;

(iv) The work being performed by or contributed to by Landlord with regard to the premises originally demised herein (the “Original Premises”), the First Floor Space and the Additional Space;

(v) The rent concessions in the form of rent abatement and tenant improvements allowance (if any) then being offered by landlords of comparable space for a comparable term in Fairfield County and those being received by Tenant pursuant to this Lease; and

(vi) It shall be assumed by the arbitrators in the making of their determinations that: (A) a reasonable time under then-existing market conditions is allowed for exposure of the Premises on the open market and Landlord had a reasonable time to locate a tenant who rents with a knowledge of the uses to which the Premises can be adapted, (B) neither Landlord nor the prospective tenant is under any compulsion to rent, (C) the Premises will be used for executive and administrative office uses, (D) the Premises is free and clear of all leases and tenancies, (E) the Premises is being renewed for a 5-year term and (F) the leasing is being made as an arms’ length transaction and Landlord and the prospective tenant are well-informed and well-advised and each is acting in its own best interest.

(e) During the First Renewal Term, Tenant shall pay (1) additional rent in accordance with the terms of Article 2 hereof without any change in the Base Tax Year, Base Year for Operating Expenses or any other provision of Article 2 hereof and (2) all other additional rent payable under the Lease, in accordance with the terms thereof.

(f) Each arbitrator appointed pursuant to this Section shall have at least 10 years’ experience in Fairfield County in real property management, brokerage or appraising and shall be associated with a firm engaged in such business and not be a sole practitioner. In addition, the third arbitrator shall be impartial.

(g) Upon the determination of the Base Rent for the Premises for the First Renewal Term, Landlord and Tenant, upon the demand of either of them, shall enter into a supplementary agreement setting forth such Base Rent.

(h) Any termination, cancellation or surrender of this Lease shall terminate any right of renewal for the First Renewal Term in respect of the portion of the Premises as to which this Lease is terminated, canceled or surrendered.

(i) Time shall be of the essence with respect to the exercise by Tenant of its option under this Section 10.01.

(j) Upon the exercise by Tenant of its option in respects of the First Renewal Term in accordance with this Section 10.01, the term “Term,” as defined in Section 1.02, shall mean the Original Term as extended for the First Renewal Term and the term “Term Expiration Date,” as defined in Section 1.02 hereof, shall mean the date of expiration of the First Renewal Term.

(k) If Tenant shall have duly and timely exercised the First Renewal Option, then, provided it is not in default of this Lease beyond the expiration of all applicable grace and cure periods, it shall be entitled to receive a credit against Base Rent next accruing hereunder in an amount equal to one-third (1/3) of the amount then payable to CB with respect to the exercise of the First Renewal Option pursuant to the CB Agreement, it being understood that, although the amount of such credit is calculated with reference to such commission, Tenant represents to Landlord that Tenant is not sharing such commission in any manner.

10.02 Second Renewal Option.

(a) Provided that (i) Tenant shall have duly and timely exercised the First Renewal Option and this Lease shall be in full force and effect and (ii) Tenant is not in default of any provision of this Lease both at the time of the exercise of the option contained in this Section 10.02 (the “Second Renewal Option”) and at the time of the commencement of the Second Renewal Term (as hereinafter defined) (or, if a default exists, it is thereafter cured within the applicable grace or cure period), then Tenant shall have the right to renew the Term for one additional period of five (5) years (the “Second Renewal Term”) upon the same terms as contained in this Lease with respect to the First Renewal Term. Base Rent shall be determined for the Second Renewal Term in the same manner as it is determined for the First Renewal Term pursuant to Sections 10.01(a) through (g) hereof, inclusive, with references therein to the “Original Term” being deemed to be references to the “First Renewal Term” and references therein to the “First Renewal Term” being deemed to the references to the “Second Renewal Term.”

(b) Time shall be of the essence with respect to the exercise by Tenant of its option under this Section 10.02.

(c) Upon the exercise by Tenant of its option in respects of the Second Renewal Term in accordance with this Section 10.02, the term “Term,” as defined in Section 1.02, shall mean the Original Term as extended for the First Renewal Term and the Second Renewal Term, and the term “Term Expiration Date,” as defined in Section 1.02 shall mean the date of expiration of the Second Renewal Term. Tenant shall have no further options to extend the Term beyond the expiration of the Second Renewal Term.

(d) If Tenant shall have duly and timely exercised the Second Renewal Option, then, provided it is not in default of this Lease beyond the expiration of all applicable grace and cure periods, it shall be entitled to receive a credit against Base Rent next accruing hereunder in an amount equal to one-third (1/3) of the amount then payable to CB with respect to the exercise of the Second Renewal Option pursuant to the CB Agreement, it being understood that, although the amount of such credit is calculated with reference to such commission, Tenant represents to Landlord that Tenant is not sharing such commission in any manner.

ARTICLE 11

FIRST FLOOR SPACE

11.01 First Floor Space. (a) Effective as of May 1, 2000 (the “First Floor Space Commencement Date”), (i) Tenant shall lease the space described on Exhibit A-1 annexed hereto, all or substantially all of which shall be vertically contiguous to the second floor portion of the Premises and accessible directly from the exterior of the Building by a separate entrance and corridor that is comparable to the existing entrances to the Building, (the “First Floor Space”) on the terms and conditions hereinafter set forth, (ii) this Lease, subject to the provisions of this Article 11, shall be extended to cover the First Floor Space with the same force and effect as if the First Floor Space had been originally included in the Premises, and (iii) this Lease shall be deemed amended as follows:

(A) The “Premises” as used in this Lease shall include the First Floor Space.

(B) Section 2.02 hereof shall be modified to provide that the Base Rent for the First Floor Space only shall be the greater of (1) 90% of the annual fair market fixed rent for the First Floor Space determined pursuant to Section 9.01(g) hereof, to the extent applicable to the First Floor Space for the unexpired Term, and (2) the product of 25,000 multiplied by the Base Rent payable by Tenant per rentable square foot for the remainder of the Premises on the First Floor Space Commencement Date.

(C) The “Tenant’s Percentage” shall be increased by 20.9% to appropriately reflect the incorporation of the First Floor Space into the Premises.

(D) Landlord shall contribute an amount up to $800,000 multiplied by the fraction the numerator of which is the number of full months remaining in the Term on May 1, 2000, and the denominator of which is 120 (the “First Floor Contribution”). The First Floor Contribution shall be disbursed by Landlord in the same manner and subject to the same conditions as Landlord’s Contribution is disbursed with respect to the Initial Improvements.

(E) Landlord shall install meter(s) to measure the consumption of electricity in the First Floor Space, and, until such time as the meter or meters that measure electricity furnished to the First Floor Space have been installed, Tenant shall pay for electricity at the same rate per rentable square foot of the First Floor Space as Tenant is required to pay for the space originally demised hereunder.

(F) Landlord shall perform, at its sole expense, item 1 of Landlord’s Work and all other work reasonably necessary to upgrade all Building mechanical systems, including, without limitation, heating-ventilation-airconditioning, electrical and plumbing, serving the First Floor Space to make the same comparable to and consistent with the Landlord’s Work in the Premises originally demised hereunder.

(G) Provided that Tenant is not in default of this lease beyond the expiration of all applicable grace and cure periods, Tenant shall be entitled to receive a credit against Base Rent next accruing hereunder in the amount equal to one-third (1/3) of an amount then payable to CB with respect to the leasing of the First Floor Space pursuant to the CB Agreement, it being understood that, although the amount of such credit is calculated with reference to such commission, Tenant represents to Landlord that Tenant is not sharing such commission in any manner.

(b) There shall be no change in either the Base Year for Operating Expenses or the Base Tax Year with respect to the First Floor Space.

(c) If Landlord is unable to give possession of the First Floor Space because of the holding over or retention of possession of any tenant, undertenant or occupant or for any other reason whatsoever, including without limitation, that construction being performed in the Building has not been sufficiently completed to make the First Floor Space ready for Tenant’s occupancy (as determined by Landlord), a certificate of occupancy has not been procured or for any other reason, the validity of this Lease shall not be impaired under such circumstances, nor shall the same be construed in any way to extend the Term, but the Rent (including, without limitation, additional rent) payable hereunder for the First Floor Space shall be abated (provided Tenant is not responsible for the inability to obtain possession) until Landlord is able to deliver possession of the First Floor Space to Tenant. Landlord shall use all commercially reasonable efforts to dispossess any such tenant, undertenant or other occupant, including, without limitation, commencing and diligently prosecuting an eviction proceeding.

(d) Tenant shall accept the First Floor Space “as is” in the state and condition that it may be on the First Floor Space Commencement Date and Landlord shall have no liability to Tenant by reason of such state and condition. Landlord makes no representations as to the condition of the First Floor Space or as to any other thing or fact related thereto. In no event shall Landlord have any obligation to decorate, repair, alter, improve or otherwise prepare the First Floor Space for Tenant’s occupancy.

IN WITNESS WHEREOF, the parties hereto have executed this Lease on the date first above written.

NORWALK IMPROVEMENTS LLC, a New York limited liability company

By:

_____________________________________, Managing Member

TN TECHNOLOGIES, INC., a Delaware corporation

By:

Name:

Title: